Filed Pursuant to Rule 424(b)(5)

Registration No. 333-202769

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Floating Rate Notes due 2021	$500,000,000	$62,250

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-202769) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To prospectus dated March 16, 2015)

Vulcan Materials Company

$500,000,000 Floating Rate Notes due 2021

Vulcan Materials Company (“Vulcan” or “we”) is offering $500,000,000 of our Floating Rate Notes due 2021(the “notes”). We will pay interest on the notes quarterly on March 1, June 1, September 1 and December 1 of each year commencing June 1, 2018. The notes will mature on March 1, 2021. The notes will be issued only in minimum denominations of $2,000 and $1,000 multiples above that amount.

We will not have the option to redeem the notes, in whole or in part, prior to the maturity date. If a change of control repurchase event has occurred, unless we have defeased the notes, we will be required to offer to purchase the notes from holders on the terms described under “Description of the Notes—Change of Control Repurchase Event” in this prospectus supplement. There is no sinking fund for the notes.

The notes will be our general unsecured obligations and will rank equally in right of payment with all of our other current and future unsecured and unsubordinated debt. The notes will be effectively subordinated to all of our secured debt (to the extent of the value of the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries, which will not guarantee the notes.

The notes offered by this prospectus supplement are a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange.

See “Risk Factors” beginning on page S-12 of this prospectus supplement to read about important factors you should consider before buying the notes.

	Floating Rate Notes
	Per Note	Total
Public offering price(1)	100.000%	$500,000,000
Underwriting discount	0.400%	$2,000,000
Proceeds, before expenses, to us	99.600%	$498,000,000

(1) The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes offered by this prospectus supplement will accrue from February 23, 2018.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, against payment in New York, New York on or about February 23, 2018.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	US Bancorp	Wells Fargo Securities
BofA Merrill Lynch	Regions Securities LLC	SunTrust Robinson Humphrey

Co-Managers

FTN Financial Securities Corp.	Synovus Securities Inc.	The Williams Capital Group, L.P.

Prospectus Supplement dated February 20, 2018.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. Neither we nor the underwriters take any responsibility for, and neither we nor the underwriters can provide any assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under the heading “Where You Can Find More Information and Incorporation by Reference of Certain Documents” in this prospectus supplement. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities covered by this prospectus supplement and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents we incorporate by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings, or levels of capital expenditures. These statements reflect our intent, belief or current expectation. Statements to the effect that we or our management “anticipate,” “believe,” “estimate,” “expect,” “plan,” “predict,” “intend,” or “project” a particular result or course of events or “target,” “objective,” or “goal,” or that a result or event “should” occur, and other similar expressions, identify these forward-looking statements. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports we periodically file with the SEC. These risks, uncertainties, and assumptions may cause our actual results or performance to be materially different from those expressed or implied by the forward-looking statements. We caution prospective investors that forward-looking statements are not guarantees of future performance and that actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statement for any reason, whether as a result of new information, future events or otherwise.

In addition to the risk factors identified in this prospectus supplement, the following risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	general economic and business conditions;

•	the timing and amount of federal, state and local funding for infrastructure;

•	changes in our effective tax rate;

•

the increasing reliance on information technology infrastructure for our ticketing, procurement, financial statements and other processes could adversely affect operations in the event that the infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber attacks;

•	the impact of the state of the global economy on our businesses and financial condition and access to capital markets;

•	changes in the level of spending for private residential and private nonresidential construction;

•	the highly competitive nature of the construction materials industry;

•	the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade;

•	the outcome of pending legal proceedings;

•	pricing of our products;

•	weather and other natural phenomena;

•	energy costs;

•	costs of hydrocarbon-based raw materials;

•	healthcare costs;

•	the amount of long-term debt and interest expense we incur;

•	changes in interest rates;

•	volatility in pension plan asset values and liabilities, which may require cash contributions to our pension plans;

•	the impact of environmental clean-up costs and other liabilities relating to existing and/or divested businesses;

•	our ability to secure and permit aggregates reserves in strategically located areas;

•	our ability to manage and successfully integrate acquisitions;

•	the effect of changes in tax laws, guidance and interpretations, including those related to the Tax Cuts and Jobs Act that was enacted on December 22, 2017;

•	the potential of goodwill or long-lived asset impairment;

•	changing technologies could disrupt the way we do business and how our products are distributed;

•

the risks set forth in “Risk Factors” beginning on page S-12 of this prospectus supplement and Item 3 “Legal Proceedings,” Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 12 “Commitments and Contingencies” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016, and Note 8 “Commitments and Contingencies” to the consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, respectively, each incorporated by reference herein; and

•	other assumptions, risks and uncertainties detailed from time to time in our filings made with the Securities and Exchange Commission (the “SEC”).

SUMMARY

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “Vulcan,” the “company,” “we,” “our,” or “us” refer to Vulcan Materials Company and its consolidated subsidiaries. When we use these terms in “Description of the Notes” and “—The Offering” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus, we mean Vulcan Materials Company only, unless otherwise stated or the context otherwise requires. The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and may not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should pay special attention to the “Risk Factors” section of this prospectus supplement.

Our Company

We are the nation’s largest supplier of construction aggregates (primarily crushed stone, sand and gravel), with coast-to-coast aggregates operations, and are a major producer of asphalt mix and ready-mixed concrete. We operated 337 aggregates facilities and had an estimated 15.5 billion tons of permitted and proven or probable aggregates reserves as of December 31, 2016. The bulk of these reserves are located in areas where we expect greater than average rates of growth in population, households and employment, which require new infrastructure, housing, offices, schools and other development. We believe our large, geographically diverse and strategically located footprint represents an unmatched and distinctive set of assets that support the growth of the U.S. economy. This positioning is supported by our control of the largest proven and probable reserve base in the U.S. These factors allow us to provide attractive unit profitability through our strong operating expertise and price discipline. For the nine month period ended September 30, 2017, we generated total revenues and Adjusted EBITDA of approximately $2,912.8 million and $748.8 million, respectively.

Our primary focus is serving states and metropolitan markets in the U.S. that are expected to experience the most significant growth in population, households and employment. These three demographic factors are significant drivers of demand for construction activity and, as a result, demand for aggregates. Vulcan-served states are estimated to experience 79% of U.S. population growth, 71% of U.S. household formation growth and 63% of new job growth between 2015 and 2025. The location of our permitted reserves is critical to our long-term success because of barriers to entry in some markets created by zoning and permitting regulations and high transportation costs. Zoning and permitting restrictions could curtail expansion of the number of quarries in certain areas, particularly in certain closer-to-market urban and suburban areas, but could also increase the value of our reserves at existing locations. High transportation costs can serve as a barrier to entry given the high weight-to-value ratio of aggregates. Therefore, in most cases, aggregates must be produced near where they are used; if not, transportation can cost more than the materials themselves. The majority of our reserves are located close to our local markets, with approximately 96% of our total aggregates volumes shipped by truck.

The primary end uses of our products include public construction, such as highways, bridges, airports, schools and prisons, as well as private nonresidential (e.g., manufacturing, retail, offices, industrial and institutional) and private residential construction (e.g., single family houses, duplexes, apartment buildings and condominiums). Publicly-funded construction accounted for 47% of our total aggregates shipments during the year ended December 31, 2016. We experience relatively stable demand from the public sector as publicly funded projects tend to receive more consistent levels of funding throughout economic cycles. Customers for our products include heavy construction and paving contractors; commercial building contractors; concrete products manufacturers; residential building contractors; state, county and municipal governments; railroads and electric utilities. We maintain a very broad and diverse customer base, with no significant customer concentration: our top five customers in the year ended December 31, 2016 accounted for only 8.1% of our total revenues and no single customer accounted for more than 3.0% of our total revenues.

Recent Developments

Offering of 2048 Notes

On the date hereof, we commenced an offering of our notes due 2048 (the “2048 notes”) in a private offering to “qualified institutional buyers” (as defined in Rule 144A) in compliance with Rule 144A and, outside the United States, to persons other than “U.S. Persons” (as defined in Rule 902 under the Securities Act) in offshore transactions in compliance with Regulation S. We expect to issue the 2048 notes on February 23, 2018. We expect to use the net proceeds from the offering of 2048 notes for general corporate purposes (including the repayment or retirement of indebtedness). This prospectus supplement is not an offer to sell, nor the solicitation of an offer to buy, any 2048 notes. See “Capitalization.”

Proposed Exchange Offer

On or about the date hereof, we intend to commence a private offer to exchange any and all of our outstanding 7.15% Notes due 2037 (the “2037 notes”) for additional 2048 notes (the “additional notes”) and cash (the “proposed exchange offer”). The additional notes for which such 2037 notes may be exchanged are expected to be fungible with, and trade under the same CUSIP numbers as, the 2048 notes. The proposed exchange offer is scheduled to settle on or about March 7, 2018, in the case of additional notes issued on the early participation settlement date and on March 21, 2018, in the case of additional notes issued on the final settlement date, unless the early participation date or the expiration date, respectively, for the proposed exchange offer is extended or the proposed exchange offer is terminated.

The total exchange consideration for each $1,000 principal amount of 2037 notes tendered and accepted by us in the proposed exchange offer on the early participation date will be $1,000 principal amount of new notes and a cash payment equal to the total exchange price minus the new notes’ value. In addition, the actual aggregate principal amount of additional notes we issue will not be known until the expiration date related thereto. Consummation of the proposed exchange offer will be subject to a number of conditions, including the issuance of the 2048 notes in the offering described above, that the issuance of additional notes pursuant to the proposed exchange offer will qualify as a “qualified reopening” for U.S. federal income tax purposes and the absence of certain adverse legal and market developments. We cannot provide any assurance as to whether we will complete the proposed exchange offer or the results thereof, including the aggregate principal amount of additional notes that we will issue pursuant thereto.

The additional notes will not be initially registered under the Securities Act and, therefore, will be offered for exchange only to existing holders of 2037 notes who are “qualified institutional buyers” as defined in Rule 144A under the Securities Act and, outside the United States, to persons other than “U.S. persons” as defined below in Rule 902 under the Securities Act in offshore transactions in compliance with Regulation S under the Securities Act. The proposed exchange offer will only be made pursuant to a confidential offering memorandum and related letter of transmittal, which will collectively contain the complete terms and conditions relating to the proposed exchange offer. The information set forth herein is for informational purposes only and is not soliciting any offer to participate in the proposed exchange offer, which offer is made solely by the confidential offering memorandum and related letter of transmittal relating to the proposed exchange offer.

Selected Preliminary Financial Results for the Three Months Ended December 31, 2017 and the Twelve Months Ended December 31, 2017

The table below provides selected preliminary financial results from continuing operations for the three month and twelve month periods ended December 31, 2017:

Consolidated Statements of Earnings (Condensed and unaudited)	(in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,

	2017	2016	2017	2016
Total revenues	$977,490	$872,975	$3,890,296	$3,592,667
Cost of revenues	734,199	633,270	2,889,735	2,591,850

Gross profit	243,291	239,705	1,000,561	1,000,817

Selling, administrative and general expenses	85,655	79,526	323,918	314,986
Gain on sale of property, plant & equipment and businesses	13,197	12,498	17,827	15,431
Other operating income (expense), net	(19,599)	1,122	(47,362)	(21,680)

Operating earnings	151,234	173,799	647,108	679,582
Other nonoperating income (expense), net	(384)	619	5,293	944
Interest expense, net	136,513	33,077	291,085	133,269

Earnings from continuing operations before income taxes	14,337	141,341	361,316	547,257
Income tax expense (benefit)	(313,632)	33,276	(232,075)	124,851

Earnings from continuing operations	327,969	108,065	593,391	422,406
Earnings (loss) on discontinued operations, net of tax	(423)	4,536	7,794	(2,915)

Net earnings	$327,546	$112,601	$601,185	$419,491

Basic earnings (loss) per share
Continuing operations	$2.47	$0.82	$4.48	$3.17
Discontinued operations	$0.00	$0.03	$0.06	($0.02)
Net earnings	$2.47	$0.85	$4.54	$3.15

Diluted earnings (loss) per share
Continuing operations	$2.43	$0.80	$4.40	$3.11
Discontinued operations	$0.00	$0.03	$0.06	($0.02)
Net earnings	$2.43	$0.83	$4.46	$3.09

Weighted-average common shares outstanding
Basic	132,519	132,571	132,513	133,205
Assuming dilution	134,815	135,362	134,878	135,790
Cash dividends per share of common stock	$0.25	$0.20	$1.00	$0.80
Depreciation, depletion, accretion and amortization	$77,991	$71,578	$305,965	$284,940
Effective tax rate from continuing operations	-2187.6%	23.5%	-64.2%	22.8%

We are currently finalizing our financial closing procedures for the three month and twelve month periods ended December 31, 2017 and therefore are not able to provide final results for such periods. The financial data presented above is preliminary and is subject to revision as a result of, among other things, the completion of our financial closing procedures, the completion of our financial statements for such periods and the completion of other operational procedures (all of which have not yet been completed). Our actual results may be materially different from this preliminary financial data, which should not be regarded as a representation by us, our management or the underwriters as to our actual results for the three month and twelve month periods ended December 31, 2017. You should not place undue reliance on this preliminary financial data. In addition, the preliminary financial data is not necessarily indicative of our results for any future period. We do not intend to update or otherwise revise this preliminary financial data to reflect future events and do not intend to disclose publicly whether our actual results will vary from this preliminary financial data. Deloitte & Touche LLP has not completed its audit procedures with respect to the year ended December 31, 2017. The assumptions and estimates underlying the preliminary financial data are inherently uncertain and are therefore subject to a wide variety of significant business, economic and competitive risks and uncertainties.

* * * * *

Our common stock is traded on the New York Stock Exchange under the symbol “VMC.” Additional information about Vulcan Materials Company and its subsidiaries can be found in our documents filed with the SEC, which are incorporated herein by reference. See “Where You Can Find More Information and Incorporation by Reference of Certain Documents” in this prospectus supplement.

Our principal executive office is located at 1200 Urban Center Drive, Birmingham, Alabama 35242 and our telephone number is (205) 298-3000.

Our website is located at http://www.vulcanmaterials.com. We do not incorporate the information on our website into this prospectus supplement or the accompanying prospectus and you should not consider it part of this prospectus supplement.

THE OFFERING

The summary below describes the principal terms of the offering and the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the “Description of the Notes” section of this prospectus supplement for a more detailed description of the terms and conditions of the notes.

Issuer	Vulcan Materials Company

Notes Offered	$500,000,000 initial aggregate principal amount of Floating Rate Notes due 2021 (the “notes”).

Maturity	The notes will mature on March 1, 2021.

Interest Rate and Payment Dates	The notes will bear interest at a per annum rate equal to three-month LIBOR as determined on the applicable interest determination date plus 0.65%. We will pay interest on the notes quarterly on March 1, June 1, September 1, and December 1 of each year commencing June 1, 2018.

Ranking	The notes will be our general unsecured obligations and will rank equally in right of payment with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes will not be guaranteed by any of our subsidiaries. The notes will be effectively subordinated to all of our secured debt (to the extent of the value of the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries. As of September 30, 2017, we and our subsidiaries had unsecured debt with a total face value of approximately $2,846.5 million, none of which was outstanding on our bank line of credit, and approximately $0.4 million of which was debt of our subsidiaries. The Indenture (as defined under “Description of the Notes”) under which the notes will be issued does not restrict the amount of secured or unsecured debt that we or our subsidiaries may incur. See “Risk Factors—Risks Related to an Investment in the Notes.”

No Optional Redemption	We will not have the option to redeem the notes, in whole or in part, prior to the maturity date thereof.

Change of Control	Upon a change of control repurchase event with respect to the notes, we will be required to make an offer to repurchase all outstanding notes at a price in cash equal to 101% of the aggregate principal amount of such notes repurchased, plus any accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes—Change of Control Repurchase Event.”

Use of Proceeds

We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $498 million from this offering. We intend to use the net proceeds from this offering for general corporate purposes (including the repayment or retirement of indebtedness). See “Use of Proceeds.”

Absence of Market for the Notes	The notes are a new issue of securities for which there is currently no market. We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market-making at any time. Accordingly, we cannot assure you that liquid markets for the notes will develop or, if such markets develop, that they will be maintained. “Risk Factors—Risks Related to an Investment in the Notes.”

Risk Factors	Investing in the notes involves risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page S-12 of this prospectus supplement before investing in the notes.

SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER FINANCIAL DATA

The following tables summarize the consolidated financial data for our business as of and for each of the periods presented. We derived the summary consolidated operations statement, segment data and balance sheet data for each of the three years in the period ended December 31, 2016 from our audited consolidated financial statements. We derived the summary consolidated operations statement, segment data and balance sheet data for the quarters ended September 30, 2017 and September 30, 2016 from our unaudited consolidated financial statements which include, in the opinion of our management, all adjustments, consisting or normal recurring adjustments, necessary to present fairly our results of operations and financial position for the periods and dates presented.

The following summary historical consolidated financial data should be read in conjunction with, and such data is qualified in its entirety by reference to, our audited and unaudited consolidated financial statements, the related notes and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, respectively, each of which are incorporated by reference herein. Our historical results are not necessarily indicative of future operating results.

	Year Ended			Nine Months Ended
	December 31, 2014	December 31, 2015	December 31, 2016	September 30, 2016	September 30, 2017
	(In millions of dollars)
Consolidated Statements of Earnings:
Total revenues	$2,994.2	$3,422.2	$3,592.7	$2,719.7	$2,912.8
Cost of revenues	2,406.6	2,564.7	2,591.9	1,958.6	2,155.5

Gross profit	587.6	857.5	1,000.8	761.1	757.3
Selling, administrative and general expenses	272.3	286.8	315.0	235.5	238.3
Gain on sale of property, plant & equipment and businesses	244.2	9.9	15.4	2.9	4.6
Business interruption claims recovery	0.0	0.0	11.7	11.7	0.0
Impairment of long-lived assets	(3.1)	(5.2)	(10.5)	(10.5)	0.0
Other operating expense, net	(18.3)	(25.6)	(22.8)	(23.9)	(27.8)

Operating earnings	$538.1	$549.8	$679.6	$505.8	$495.9
Other nonoperating income (expense), net	3.1	(1.7)	0.9	0.3	5.7
Interest income	1.0	0.3	0.8	0.6	2.4
Interest expense	243.4	220.5	134.0	100.8	157.0

Earnings from continuing operations before income taxes	298.8	327.9	547.3	405.9	347.0
Current	74.0	89.3	94.3	67.1	66.9
Deferred	17.7	5.6	30.6	24.5	14.7

Total income tax expense	91.7	94.9	124.9	91.6	81.6
Earnings from continuing operations	207.1	233.0	422.4	314.3	265.4
Earnings (loss) on discontinued operations, net(1)	(2.2)	(11.8)	(2.9)	(7.4)	8.2

Net earnings	$204.9	$221.2	$419.5	$306.9	$273.6

(1)	Discontinued operations includes the results from operations attributable to our former Chemicals business.

Summary Historical Financial and Operating Data

	Year Ended			Nine Months Ended
	December 31, 2014	December 31, 2015	December 31, 2016	September 30, 2016	September 30, 2017
	(In millions of dollars, except freight-adjusted average sales price per ton)
Select Segment and Other Operating Data
Aggregates unit shipments (in millions of tons)	162.4	178.3	181.4	138.3	137.2
Aggregates freight-adjusted revenues(1)	$1,794.0	$2,112.5	$2,294.2	$1,742.8	$1,796.7
Aggregates freight-adjusted average sales price per ton(2)	$11.05	$11.85	$12.65	$12.60	$13.10
Total Revenues
Aggregates(3)	$2,346.4	$2,777.8	$2,961.8	$2,248.2	$2,326.6
Asphalt Mix	445.6	530.7	512.3	388.6	461.5
Concrete(4)	375.8	299.2	330.1	242.8	309.4
Calcium(5)	25.0	8.6	8.9	6.7	5.8

Segment sales	$3,192.8	$3,616.3	$3,813.1	$2,886.3	$3,103.3
Aggregates intersegment sales	(189.4)	(194.1)	(220.4)	(166.6)	(190.5)
Calcium intersegment sales	(9.2)	0.0	0.0	0.0	0.0

Total revenues	$2,994.2	$3,422.2	$3,592.7	$2,719.7	$2,912.8
Total Gross Profit
Aggregates	$544.1	$755.7	$873.1	$664.2	$652.1
Asphalt Mix	38.1	78.2	97.7	76.0	68.9
Concrete(4)	2.2	20.2	26.5	18.3	34.3
Calcium(5)	3.2	3.4	3.5	2.6	2.0

Total gross profit	$587.6	$857.5	$1,000.8	$761.1	$757.3
Certain Balance Sheet Data
Cash and cash equivalents	$141.3	$284.1	$259.0	$135.4	$701.2
Working capital	468.6	731.1	764.9	715.8	1,333.3
Property, plant, & equipment, net	3,071.6	3,156.3	3,261.4	3,228.3	3,537.7
Total assets	8,041.1	8,301.6	8,471.5	8,358.1	9,439.3
Total debt	1,984.7	1,980.4	1,982.9	1,983.7	2,814.8
Total shareholder’s equity	4,176.7	4,454.2	4,572.5	4,504.0	4,685.1
Certain Cash Flow Statement Data
Net cash provided by (used for) operating activities	261.0	519.5	644.6	404.6	399.5
Net cash provided by (used for) investing activities	238.3	(309.7)	(365.1)	(279.5)	(557.6)
Net cash provided by (used for) financing activities	(551.8)	(67.0)	(304.6)	(273.8)	600.2
Capital Expenditures	224.9	289.3	350.1	287.4	366.8

(1)	Aggregates freight-adjusted revenues are Aggregates segment sales excluding freight, delivery and transportation revenues, and other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.

(2)	Aggregates freight-adjusted average sales price per ton is calculated as freight-adjusted revenues divided by aggregates unit shipments.

(3)	Includes product sales, as well as freight, delivery and transportation revenues, and other revenues related to services.

(4)	On March 7, 2014, we sold our concrete business in the Florida area.

(5)	Includes cement and calcium products. On March 7, 2014, we sold our cement business.

Summary Historical Financial and Operating Data

	Year Ended			Nine Months Ended
	December 31, 2014	December 31, 2015	December 31, 2016	September 30, 2016	September 30, 2017
	(In millions of dollars)
Reconciliation of Net Earnings to EBITDA
Net earnings	$204.9	$221.2	$419.5	$306.9	$273.6
Income tax expense (benefit)	91.7	94.9	124.9	91.6	81.6
Interest expense, net	242.4	220.3	133.3	100.1	154.6
(Earnings) loss on discontinued operation, net of tax	2.2	11.7	2.9	7.5	(8.2)
Depreciation, depletion, accretion and amortization	279.5	274.8	284.9	213.4	228.0

EBITDA(1)	$820.7	$822.9	$965.5	$719.5	$729.6
Gain on sale of real estate and businesses	(238.5)	(6.3)	(16.2)	0.0	0.0
Business interruption claims recovery, net of incentives	0.0	0.0	(11.0)	(11.2)	0.0
Charges associated with divested operations	11.9	7.1	16.9	16.8	16.5
Business development, net of termination fee	1.6	1.0	0.0	0.0	0.8
Asset impairment	3.1	5.2	10.5	10.5	0.0
Restructuring charges	1.3	5.0	0.3	0.3	1.9

Adjusted EBITDA(1)	$600.1	$834.9	$966.0	$735.9	$748.8

(1)	“Earnings Before Interest, Taxes, Depreciation and Amortization” (EBITDA) is a “non-GAAP financial measure” as defined under the rules of the SEC, and it should not be considered as an alternative to earnings measures defined by generally accepted accounting principles (GAAP). We present this metric for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance. We use this metric to assess the operating performance of our business and for a basis of strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period.

RISK FACTORS

Any investment in the notes involves risks. You should carefully consider the following risks, together with the information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether an investment in the notes is suitable for you. If any of these risks actually occurs, our business, results of operations or financial condition could be materially and adversely affected. In such an event, the trading prices of the notes could decline, and you might lose all or part of your investment.

The Indenture does not limit the amount of indebtedness that we may incur.

The Indenture under which the notes will be issued does not limit the amount of indebtedness that we may incur. Other than as described under “Description of the Notes—Change of Control Repurchase Event” in this prospectus supplement, the Indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

The definition of a change of control requiring us to repurchase the notes is limited, so that the market price of the notes may decline if we enter into a transaction that is not a change of control under the Indenture governing the notes.

The term “change of control” (as used in the notes and the supplemental indenture governing the notes) is limited in terms of its scope and does not include every event that might cause the market price of the notes to decline. In particular, we could effect a transaction on a highly leveraged basis that would not be considered a change of control under the terms of the notes. Furthermore, we are required to repurchase notes upon a change of control only if, as a result of that change of control, the notes are downgraded to a rating that is below “investment grade.” As a result, our obligation to repurchase the notes upon the occurrence of a change of control is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

The notes are obligations exclusively of Vulcan Materials Company and not of our subsidiaries and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes will be our general unsecured obligations and will rank equally in right of payment with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes are not guaranteed by any of our subsidiaries. The notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries. As of September 30, 2017, we and our subsidiaries had unsecured debt with a total face value of approximately $2,846.5 million, none of which was outstanding on our bank line of credit, and approximately $0.4 million of which was debt of our subsidiaries.

The notes will be effectively junior to secured indebtedness that we may issue in the future and there is no limit on the amount of secured debt we may issue.

The notes are unsecured. As of September 30, 2017, we had no secured debt, but we may issue secured debt in the future in an unlimited amount. The Indenture contains a covenant limiting our ability to issue debt secured by any shares of stock or debt of any “restricted subsidiary” or by any “principal property,” as defined in the Indenture, without ratably securing the notes. As of September 30, 2017, we had two such principal properties, which represented approximately 8.8% of our consolidated net tangible assets. We could secure any amount of indebtedness with liens on any of our other assets without equally and ratably securing the notes. Holders of our secured debt that we may issue in the future may foreclose on the assets securing that debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding.

A downgrade or other changes in our credit ratings could occur or other events could affect our financial results and reduce the market value of the notes.

Our outstanding debt securities have been, and we expect the notes will be, rated by each of Fitch, Moody’s and S&P. A rating is not a recommendation to purchase, hold or sell our debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any of these rating organizations may lower our rating or decide not to rate our securities in its sole discretion. The rating of our debt securities is based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on our debt securities and the ultimate payment of principal of our debt securities on the final maturity date. Any ratings downgrade could increase our cost of borrowing or affect our ability to access financing. The reduction, suspension or withdrawal of the ratings of our debt securities will not, in and of itself, constitute an event of default under the Indenture.

There is no public market for the notes, which could limit their market price or your ability to sell them. If an active trading market does not develop or continue for the notes, you may be unable to sell your notes or to sell your notes at prices that you deem sufficient.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to list the notes on any securities exchange or to have the notes quoted on any automated quotation system. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market-making at any time. As a result, no assurance can be given:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

The amount of interest payable on the notes is set only once per period based on the three-month LIBOR on the interest determination date, which rate may fluctuate substantially.

In the past, the level of the three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in the three-month LIBOR is not an indication that the three-month LIBOR is more or less likely to increase or decrease at any time during a floating rate interest period (as described in “Description of the Notes”), and you should not take the historical levels of the three-month LIBOR as an indication of its future performance. In addition, although the actual three-month LIBOR on an interest payment date or at other times during an interest period may be higher than the three-month LIBOR on the applicable interest determination date (as defined in “Description of the Notes”), the only relevant date for purposes of determining the interest payable on the notes is the three-month LIBOR as of the respective interest determination date. Changes in the three-month LIBOR between interest determination dates will not affect the interest payable on the notes. As a result, changes in the three-month LIBOR may not result in a comparable change in the market value of the notes.

Uncertainty relating to the LIBOR calculation process may adversely affect the value of your notes.

Various interest rates and other indices that are deemed to be “benchmarks,” including the London Inter-Bank Offered Rate (“LIBOR”), are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective, including the EU Benchmark Regulation (Regulation (EU) 2016/1011) (the “Benchmarks Regulation”), which compliance date was January 1, 2018, while others are still to be implemented.

These reforms and other pressures may cause LIBOR to disappear entirely, to perform differently than in the past (as a result of a change in methodology or otherwise), create disincentives for market participants to continue to administer or contribute to LIBOR or have other consequences that cannot be predicted. On July 27, 2017, the Chief Executive of the UK Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021.

It is not possible to predict the further effect of any changes in the methods by which LIBOR rates are determined, nor is it possible to predict the effect of any other reforms or proposals affecting LIBOR that may be enacted in the future, and may adversely affect the trading market for securities that bear interest at rates based on LIBOR, including the notes. In addition, any future changes in the method pursuant to which LIBOR is determined or the transition to a successor benchmark may result in, among other things: (i) a sudden or prolonged increase or decrease in LIBOR or any successor benchmark rates; (ii) a delay in the publication of LIBOR or any such benchmark rates; (iii) a change in the rules or methodologies in LIBOR or any successor benchmarks that discourage market participants from continuing to administer or participate in LIBOR or any successor benchmarks; and (iv) LIBOR or any successor benchmark rate no longer being determined and published. Accordingly, in respect of the notes, such proposals for reform and changes in applicable regulation could have a material adverse effect on the value of and return on the notes (including potential rates of interest thereon).

Based on the foregoing, investors should be aware that:

(a)    any of the reforms or pressures described above or any other changes to LIBOR could affect the level of the published rate, including to cause it to be lower and/or more volatile than it would otherwise be; and

(b)    if LIBOR is discontinued prior to the maturity of the notes, then the rate of interest on the notes will be determined by the fall-back provisions provided for under the caption “Description of the Notes—Interest” below. Such provisions may not operate as intended depending on market circumstances and the availability of rates information at the relevant time. This may result, to the extent that other fall-back provisions under such caption herein are not applicable, in the effective application of a fixed rate based on the LIBOR rate that applied in the last period for which the LIBOR rate was available.

More generally, any significant change to the setting or existence of LIBOR could have a material adverse effect on the value or liquidity of, and the amount payable under, the notes. No assurance may be provided that relevant changes will not be made to LIBOR and/or that LIBOR will continue to exist. Investors should consider these matters when making their investment decision with respect to the notes.

Economic/Political Risks

Changes in legal requirements and governmental policies concerning zoning, land use, environmental and other areas of the law may result in additional liabilities, a reduction in operating hours and additional capital expenditures.

Our operations are affected by numerous federal, state and local laws and regulations related to zoning, land use and environmental matters. Despite our compliance efforts, we have an inherent risk of liability in the operation of our business. These potential liabilities could have an adverse impact on our operations and profitability. In addition, our operations are subject to environmental, zoning and land use requirements and require numerous governmental approvals and permits, which often require us to make significant capital and operating expenditures to comply with the applicable requirements. Stricter laws and regulations, or more stringent interpretations of existing laws or regulations, may impose new liabilities, taxes or tariffs on us, reduce operating hours, require additional investment by us in pollution control equipment, create restrictions on our products or impede our opening new or expanding existing plants or facilities.

Our business is dependent on the timing and amount of federal, state and local funding for infrastructure.

Our products are used in a variety of public infrastructure projects that are funded and financed by federal, state and local governments. In 2017, three state legislatures in Vulcan-served areas – California, Tennessee and South Carolina – passed new long-term highway funding legislation. In 2016, three states saw one-time revenue increases for transportation and numerous ballot measures were passed to increase investment in several Vulcan-served areas including northern and southern California, Georgia, North Carolina and South Carolina. The federal Fixing America’s Surface Transportation Infrastructure Act, a five-year, fully-funded road, bridge and public transportation authorization law, is providing assistance to state departments of transportation and metro areas. However, given varying state and local budgetary situations and the associated pressure on infrastructure spending, we cannot be entirely assured of the existence, amount and timing of appropriations for future public infrastructure projects.

Climate change and climate change legislation or regulations may adversely impact our business.

A number of governmental bodies have introduced or are contemplating legislative and regulatory change in response to the potential impacts of climate change. Such legislation or regulation, if enacted, potentially could include provisions for a “cap and trade” system of allowances and credits or a carbon tax, among other provisions.

Other potential impacts of climate change include physical impacts, such as disruption in production and product distribution due to impacts from major storm events, shifts in regional weather patterns and intensities, and potential impacts from sea level changes. There is also a potential for climate change legislation and regulation to adversely impact the cost of purchased energy and electricity.

The impacts of climate change on our operations and the company overall are highly uncertain and difficult to estimate. However, climate change legislation and regulation concerning greenhouse gases could have a material adverse effect on our future financial position, results of operations or cash flows.

We are subject to various risks arising from our international business operations and relationships, which could adversely affect our business.

We have international operations and are subject to both the risks of conducting international business and the requirements of the Foreign Corrupt Practices Act of 1977 (the FCPA). We face political and other risks associated with our international operations, including our largest production facility located in Playa del Carmen, Mexico. These risks may include changes in international trade policies, such as the North American Free Trade Agreement, imposition of duties, taxes or government royalties, arbitrary changes to permits, zoning classifications or operating agreements, or overt acts by foreign governments. In addition, failure to comply with the FCPA may result in legal claims against us.

Growth and Competitive Risks

Within our local markets, we operate in a highly competitive industry which may negatively impact prices, volumes and costs.

The construction aggregates industry is highly fragmented with a large number of independent local producers in a number of our markets. Additionally, in most markets, we also compete against large private and public companies, some of which are significantly vertically integrated. Therefore, there is intense competition in a number of markets in which we operate. This significant competition could lead to lower prices and lower sales volumes in some markets, negatively affecting our earnings and cash flows.

The expanded use of aggregates substitutes could have a material adverse effect on our business, financial condition and results of operations.

Recycled concrete and asphalt are increasingly being used in a number of our markets, particularly urban markets, as a substitute for aggregates. The expanded use of recycled concrete and asphalt could cause a significant reduction in the demand for aggregates.

Our long-term success depends upon securing and permitting aggregates reserves in strategically located areas. If we are unable to secure and permit such reserves it could negatively affect our future earnings.

Construction aggregates are bulky and heavy and, therefore, difficult to transport efficiently. Because of the nature of the products, the freight costs can quickly surpass the production costs. Therefore, except for geographic regions that do not possess commercially viable deposits of aggregates and are served by rail, barge or ship, the markets for our products tend to be localized around our quarry sites and are served by truck. New quarry sites often take years to develop; therefore, our strategic planning and new site development must stay ahead of actual growth. Additionally, in a number of urban and suburban areas in which we operate, it is increasingly difficult to permit new sites or expand existing sites due to community resistance. Therefore, our future success is dependent, in part, on our ability to accurately forecast future areas of high growth in order to locate optimal facility sites and on our ability to secure operating and environmental permits to operate at those sites.

Our future growth depends in part on acquiring other businesses in our industry and successfully integrating them with our existing operations. If we are unable to integrate acquisitions successfully, it could lead to higher costs and could negatively affect our earnings.

The expansion of our business is dependent in part on the acquisition of existing businesses that own or control aggregates reserves. Disruptions in the availability of financing could make it more difficult to capitalize on potential acquisitions. Additionally, with regard to the acquisitions (including Aggregates USA acquired in December 2017) we are able to complete, our future results will depend in part on our ability to successfully integrate these businesses with our existing operations.

Financial/Accounting Risks

Our industry is capital intensive, resulting in significant fixed and semi-fixed costs. Therefore, our earnings are highly sensitive to changes in product shipments.

Due to the high levels of fixed capital required for extracting and producing construction aggregates, our profits are negatively affected by significant decreases in shipments.

Significant downturn in the construction industry may result in an impairment of our goodwill.

We test goodwill for impairment on an annual basis or more frequently if events or circumstances change in a manner that would more likely than not reduce the fair value of a reporting unit below its carrying value. While we have not identified any events or changes in circumstances since our annual impairment test on November 1, 2017 that indicate the fair value of any of our reporting units is below its carrying value, a significant downturn in the construction industry may have a material effect on the fair value of our reporting units. A significant decrease in the estimated fair value of one or more of our reporting units could result in the recognition of a material, noncash write-down of goodwill.

A deterioration in our credit ratings and/or the state of the capital markets could negatively impact our business.

We currently have $2.9 billion of debt with maturities between 2018 and 2047. Given our current credit metrics and ratings, together with other factors, we expect to refinance our nearer term debt maturities rather than repay them when due. Furthermore, we expect to finance acquisitions with a combination of cash flows from existing operations, additional debt and/or additional equity. The mix of financing sources for acquisitions will be situationally dependent.

A deterioration in our credit ratings, regardless of the cause, could limit our debt financing options and increase the cost of such debt financing (whether for refinancing existing debt or financing acquisitions). While we do not anticipate a credit ratings downgrade, and plan to manage our capital structure consistent with investment-grade credit metrics, we cannot assure our current credit ratings.

A deterioration in the state of the capital markets, regardless of our credit rating, could impact our access to, and cost of, new debt or equity capital.

We use estimates in accounting for a number of significant items. Changes in our estimates could adversely affect our future financial results.

As discussed more fully in “Critical Accounting Policies” under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2016, incorporated by reference herein, we use significant judgment in accounting for:

•	goodwill impairment;

•	impairment of long-lived assets excluding goodwill;

•	business combinations and purchase price allocation;

•	pension and other postretirement benefits;

•	environmental compliance costs;

•	claims and litigation including self-insurance; and

•	income taxes.

These assumptions and estimates could change significantly in the future and could adversely affect our financial position, results of operations, or cash flows.

Personnel Risks

Our future success greatly depends upon attracting and retaining qualified personnel, particularly in sales and operations.

A significant factor in our future profitability is our ability to attract, develop and retain qualified personnel. Our success in attracting qualified personnel, particularly in the areas of sales and operations, is affected by changing demographics of the available pool of workers with the training and skills necessary to fill the available positions, the impact on the labor supply due to general economic conditions, and our ability to offer competitive compensation and benefit packages.

Disputes with organized labor could disrupt our business operations.

Labor unions represent approximately 11% of our workforce. Disputes with our trade unions, or the inability to renew our labor agreements, may lead to strikes or other actions that could disrupt our business operations leading to higher costs and/or reduced revenues resulting in lower earnings.

Other Risks

We are dependent on information technology and our systems and infrastructure face certain risks, including cybersecurity risks and data leakage risks.

Any significant breakdown, invasion, destruction or interruption of our systems by employees, others with authorized access to our systems or unauthorized persons could negatively impact operations. There is also a risk that we could experience a business interruption, theft of information, or reputational damage, which could adversely affect our results of operations, as a result of a cyber-attack, such as an infiltration of a data center, or data leakage of confidential information either internally or at our third-party providers. While we have invested in the protection of our data and informational technology to reduce these risks and periodically test the security of our information systems network, there can be no assurance that our efforts will prevent breakdowns or breaches in our systems that could adversely affect our business. Management is not aware of a cybersecurity incident that has had a material impact on our operations.

Weather can materially affect our operating results.

Almost all of our products are consumed outdoors in the public or private construction industry, and our production and distribution facilities are located outdoors. Inclement weather affects both our ability to produce and distribute our products and affects our customers’ short-term demand because their work also can be hampered by weather.

Our products are transported by truck, rail, barge or ship, often by third-party providers. Significant delays or increased costs affecting these transportation methods could materially affect our operations and earnings.

Our products are distributed either by truck to local markets or by rail, barge or oceangoing vessel to remote markets. The costs of transporting our products could be negatively affected by factors outside of our control, including rail service interruptions or rate increases, tariffs, rising fuel costs, truck/railcar/barge shortages and capacity constraints.

We use large amounts of electricity, diesel fuel, liquid asphalt and other petroleum-based resources that are subject to potential supply constraints and significant price fluctuation, which could affect our operating results and profitability.

In our production and distribution processes, we consume significant amounts of electricity, diesel fuel, liquid asphalt and other petroleum-based resources. The availability and pricing of these resources are subject to market forces that are beyond our control. Our suppliers contract separately for the purchase of such resources and our sources of supply could be interrupted should our suppliers not be able to obtain these materials due to higher demand or other factors that interrupt their availability. Variability in the supply and prices of these resources could materially affect our operating results from period to period and rising costs could erode our profitability.

We are involved in a number of legal proceedings. We cannot predict the outcome of litigation and other contingencies with certainty.

We are involved in several complex litigation proceedings, some arising from our previous ownership and operation of our Chemicals business. Although we divested our Chemicals business in June 2005, we retained certain liabilities related to the business. As required by generally accepted accounting principles, we establish reserves when a loss is determined to be probable and the amount can be reasonably estimated. Our assessment of probability and loss estimates are based on the facts and circumstances known to us at a particular point in time. Subsequent developments in legal proceedings may affect our assessment and estimates of a loss contingency, and could result in an adverse effect on our financial position, results of operations or cash flows. For a description of our current significant legal proceedings see Note 12 “Commitments and Contingencies” in Item 8 “Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2016, and Note 8 “Commitments and Contingencies” in Item 1 “Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, respectively, each incorporated by reference herein.

Our construction paving business may subject us to contractually imposed penalties or lost profits.

As a result of a 2017 acquisition, we operate a construction paving business in Tennessee. In some instances, including many of our fixed price paving contracts, we agree to complete a project by a certain date. If we fail to complete the project as scheduled, we may be held responsible for costs resulting from the delay. Consequently, the total project cost could exceed our original estimate and we could experience reduced profits or even a loss on the project.

We are involved in certain environmental matters. We cannot predict the outcome of these contingencies with certainty.

We are involved in environmental investigations and cleanups at sites where we operate or have operated in the past or sent materials for recycling or disposal. As required by GAAP, we establish reserves when a loss is determined to be probable and the amount can be reasonably estimated. Our assessment of probability and loss estimates are based on the facts and circumstances known to us at a particular point in time. Subsequent developments related to these matters may affect our assessment and estimates of loss contingency, and could result in an adverse effect on our financial position, results of operations or cash flows. For a description of our current significant environmental matters see Note 12 “Commitments and Contingencies” in Item 8 “Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2016, and Note 8 “Commitments and Contingencies” in Item 1 “Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, respectively, each incorporated by reference herein.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for Vulcan for the periods indicated is the sum of earnings from continuing operations before income taxes, minority interest in earnings of a consolidated subsidiary, amortization of capitalized interest and fixed charges net of interest capitalization credits, divided by fixed charges. Fixed charges are the sum of interest expense before capitalization credits, amortization of financing costs and one-third of rental expense.

Year Ended December 31,					Nine Months Ended
2012	2013	2014	2015	2016	September 30, 2016	September 30, 2017
0.5x(1)	1.0x(1)	2.1x	2.2x	4.0x	3.9x	2.8x

(1)	Earnings were insufficient to cover fixed charges by approximately $119.7 million for the year ended December 31, 2012 and $1.4 million for the year ended December 31, 2013.

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $498 million from this offering. We intend to use the net proceeds from this offering for general corporate purposes (including the repayment or retirement of indebtedness).

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization, on a consolidated basis, as of September 30, 2017:

•	on an actual basis; and

•

as adjusted to give effect to (1) the issuance and sale of the notes in this offering, (2) the issuance and sale of the 2048 Notes and (3) the completion of the proposed exchange offer assuming that $120 million aggregate principal amount of the 2037 notes are validly tendered and not validly withdrawn and $120 million aggregate principal amount of 2048 notes are issued by us in exchange for such 2037 notes.

The unaudited information set forth below should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, respectively, each incorporated by reference herein.

	As of September 30, 2017
	Actual	As Adjusted
	(Amounts in thousands)
Cash and cash equivalents	$701,163	$1,544,405
Short-term Debt
Bank Line of Credit Expires 2021(1)(2)	$—	$—
Long-term Debt
Bank Line of Credit Expires 2021(1)(2)	$—	$—
Floating Rate notes due 2020	250,000	250,000
7.50% notes due 2021	600,000	600,000
8.85% notes due 2021	6,000	6,000
Floating Rate notes due 2021offered hereby	—	500,000
Delayed Draw Term Loan(2)	250,000	250,000
4.50% notes due 2025	400,000	400,000
3.90% notes due 2027	400,000	400,000
7.15% notes due 2037	240,188	120,188
4.50% notes due 2047	700,000	700,000
4.70% notes due 2048 (2)	—	470,000
Other notes(2)	353	353

Total face value of long-term debt including current maturities	$2,846,541	$3,446,541

Unamortized discounts and debt issuance costs	(31,748)	(38,506)
Less current maturities	4,827	4,827

Total long-term debt	$2,809,966	$3,403,208

Shareholders’ equity	4,685,134	4,685,134
Total long-term debt and shareholders’ equity	$7,495,100	$8,088,342

(1)	Borrowings on the bank line of credit are classified as short-term debt if we intend to repay within twelve months and as long-term debt otherwise.

(2)	Non-publicly traded debt.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table shows our selected historical consolidated financial data as of and for the periods indicated. The data as of and for the years ended December 31 have been derived from our audited consolidated financial statements for each of the five years in the period ended December 31, 2016. The data as of and for the nine months ended September 30, 2017 and September 30, 2016 have been derived from our unaudited financial statements. The selected historical financial data should be read in conjunction with Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, respectively, each incorporated by reference herein. Our historical results are not necessarily indicative of future operating results.

	Year Ended					Nine Months Ended
	December 31, 2012	December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016	September 30, 2016	September 30, 2017
	(In millions of dollars)
Earnings Statement Data
Total revenues	$2,567.3	$2,770.7	$2,994.2	$3,422.2	$3,592.7	$2,719.7	$2,912.8
Gross profit	334.0	426.9	587.6	857.5	1,000.8	761.1	757.3
Gross profit margin	13.0%	15.4%	19.6%	25.1%	27.9%	28.0%	26.0%
Earnings (loss) from continuing operations	(53.9)	20.8	207.1	232.9	422.4	405.9	347.0
Earnings (loss) on discontinued operations, net of tax	1.3	3.6	(2.2)	(11.7)	(2.9)	(7.5)	8.2
Net earnings (loss)	(52.6)	24.4	204.9	221.2	419.5	306.9	273.6
Balance Sheet Data:
Cash and cash equivalents	$275.5	$193.7	$141.3	$284.1	$259.0	$135.4	$701.2
Working capital	548.6	652.4	468.6	731.1	764.9	715.8	1,333.3
Property, plant & equipment, net	3,159.2	3,312.0	3,071.6	3,156.3	3,261.4	3,228.3	3,537.7
Total assets	8,095.4	8,233.1	8,041.1	8,301.6	8,471.5	8,358.1	9,439.3
Total debt	2,645.8	2,496.4	1,984.7	1,980.4	1,982.9	1,983.7	2,814.8
Total shareholders’ equity	3,761.1	3,938.1	4,176.7	4,454.2	4,572.5	4,504.0	4,685.1
Cash Flow Statement Data:
Net cash provided by (used for) operating activities	$238.5	$356.5	$261.0	$519.5	$644.6	$404.6	$399.5
Net cash provided by (used for) investing activities	10.4	(296.2)	238.3	(309.7)	(365.1)	(279.5)	(557.6)
Net cash provided by (used for) financing activities	(129.2)	(142.0)	(551.8)	(67.0)	(304.6)	(273.8)	600.2
Capital expenditures	93.4	275.4	224.9	289.3	350.1	287.4	366.8
Select Financial Data:
EBITDA	$423.5	$505.1	$820.7	$822.9	$965.5	$719.5	$729.6
Adjusted EBITDA	411.3	470.3	600.1	834.9	966.0	735.9	748.8
Reconciliation of net earnings (loss) to EBITDA
Net earnings (loss)	$(52.6)	$24.4	$204.9	$221.2	$419.5	$306.9	$273.6
Income tax expense (benefit)	(66.5)	(24.5)	91.7	94.9	124.9	91.6	81.6
Interest expense, net	211.9	201.7	242.4	220.3	133.3	100.1	154.6
(Earnings) loss on discontinued operations, net of tax	(1.3)	(3.6)	2.2	11.7	2.9	7.5	(8.2)
Depreciation, depletion, accretion and amortization	332.0	307.1	279.5	274.8	284.9	213.4	228.0

EBITDA(1)	$423.5	$505.1	$820.7	$822.9	$965.5	$719.5	$729.6
Gain on sale of real estate and businesses	(65.1)	(36.8)	(238.5)	(6.3)	(16.2)	0.0	0.0
Business interruption claims recovery, net of incentives	0.0	0.0	0.0	0.0	(11.0)	(11.2)	0.0
Charges associated with divested operations	0.0	0.5	11.9	7.1	16.9	16.8	16.5
Business development, net of termination fee	0.0	0.0	1.6	1.0	0.0	0.0	0.8
Asset impairment	0.0	0.0	3.1	5.2	10.5	10.5	0.0
Exchange offer costs	43.4	0.0	0.0	0.0	0.0	0.0	0.0
Restructuring charges	9.5	1.5	1.3	5.0	0.3	0.3	1.9

Adjusted EBITDA(1)	$411.3	$470.3	$600.1	$834.9	$966.0	$735.9	$748.8

(1)

“Earnings Before Interest, Taxes, Depreciation and Amortization” (EBITDA) is a “non-GAAP financial measure” as defined under the rules of the SEC, and it should not be considered as an alternative to earnings measures defined by GAAP. We present this metric for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance. We use this metric to assess the operating performance of our business and for a basis of strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered in this prospectus supplement supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. We refer you to the accompanying prospectus for that description. If this description differs in any way from the general description of the debt securities in the accompanying prospectus, then you should rely on this description. In this summary, “Vulcan,” the “Company,” “we,” “our,” or “us” means Vulcan Materials Company only, unless we indicate otherwise or the context requires otherwise.

General

We will issue the notes under the Senior Debt Indenture, dated as of December 11, 2007, as supplemented by the Eighth Supplemental Indenture, to be dated as of February 23, 2018 (together, the “Indenture”), between us and Regions Bank, as Trustee (the “Trustee”). The summaries of certain provisions of the Indenture described below are not complete and are qualified in their entirety by reference to all the provisions of the Indenture. If we refer to particular sections or capitalized defined terms of the Indenture, those sections or defined terms are incorporated by reference into the accompanying prospectus or this prospectus supplement. The Senior Debt Indenture was filed as Exhibit 4.1 to our Current Report on Form 8-K filed on December 11, 2007. We will file the Eighth Supplemental Indenture by means of a Current Report on Form 8-K.

We are a holding company that conducts our operations through our operating subsidiaries. Accordingly, our cash flow and consequent ability to pay principal and interest on the notes depends, in part, on our ability to obtain dividends or loans from our operating subsidiaries, which may be subject to contractual restrictions, as well as applicable law.

The notes will be our general unsecured obligations and will rank equally with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes are not guaranteed by any of our subsidiaries. The notes will be effectively subordinated to all of our secured debt (as to the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries. As of September 30, 2017, we and our subsidiaries had unsecured debt with a total face value of approximately $2,846.5 million, none of which was outstanding on our bank line of credit, and approximately $0.4 million of which was debt of our subsidiaries.

The covenants in the Indenture will not necessarily afford the holders of the notes protection in the event of a decline in our credit quality resulting from highly leveraged or other transactions involving us.

We may issue separate series of debt securities under the Indenture from time to time without limitation on the aggregate principal amount. Under Section 301 of the Indenture, we may specify a maximum aggregate principal amount for the debt securities of any series.

We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

The notes are a separate series of debt securities under the Indenture.

The notes will be issued only in minimum denominations of $2,000 and $1,000 multiples above that amount.

We may, without the consent of the holders of the notes, issue additional notes and thereby increase the principal amount of the notes in the future, on the same terms and conditions (except for any differences in the issue price, issue date and interest accrued prior to the issue date of such additional notes) and with the same CUSIP number as the notes offered in this prospectus supplement.

From time to time, in our sole discretion, depending upon market, pricing and other conditions, as well as on our cash balances and liquidity, we or our affiliates may seek to repurchase a portion of the notes. Any such future purchases may be made in the open market, privately negotiated transactions, tender offers or otherwise, in each case in our sole discretion.

Interest

The notes will be issued in an aggregate principal amount of $500,000,000 and will bear a floating interest rate equal to three-month LIBOR as determined on the applicable interest determination date plus 0.65%. The calculation agent will be Regions Bank until such time as we appoint a successor calculation agent. The interest determination date for an interest period will be the second London business day preceding the first day of such interest period.

Interest on the notes will be payable on March 1, June 1, September 1 and December 1, of each year and on the maturity date, beginning on June 1, 2018. We will make each interest payment to the holders of record on the immediately preceding February 15, May 15, August 15, or November 15, respectively.

The initial interest period for the notes will be the period from and including the original issue date to but excluding the initial interest payment date. Each subsequent interest period shall be the period beginning on, and including, an interest payment date and ending on, but not including, the following interest payment date. Promptly upon determination, the calculation agent will inform the trustee and us of the interest rate for the next interest period. Absent manifest error, the determination of the interest rates for the notes by the calculation agent shall be binding and conclusive on the holders of such notes, the trustee and us. A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such interest determination date. If on an interest determination date, such rate does not appear on the “Reuters Page LIBOR01” as of 11:00 a.m., London time, or if the “Reuters Page LIBOR01” is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”

If no offered rate appears on “Reuters Page LIBOR01” or Bloomberg L.P.’s page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then we will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, we will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.

All percentages resulting from any calculation of any interest rate for the notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 3.876545% (or .03876545) would be rounded to 3.87655% (or .0387655)), and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Upon request from any holder of the notes, the calculation agent will provide the interest rate in effect on such notes, for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

Interest on the notes will accrue from and including the most recent interest payment date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the notes.

Interest on the notes will be paid to but excluding the relevant interest payment date. Interest on the notes will be computed on the basis of the actual number of days in an interest period and a 360-day year.

If an interest payment date for the notes falls on a day that is not a business day, the interest payment date will be the next succeeding business day unless such next succeeding business day would be in the following month, in which case, the interest payment date shall be the immediately preceding business day.

The notes will mature on March 1, 2021.

No Sinking Fund

The notes will not be entitled to the benefit of a sinking fund.

No Optional Redemption

We will not have the option to redeem the notes, in whole or in part, prior to the maturity date.

Change of Control Repurchase Event

If a change of control repurchase event (as defined below) occurs with respect to the notes, unless we have defeased the notes as described below, we will be required to make an irrevocable offer to each holder of the notes to repurchase all or any part (equal to or in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of repurchase. Within 30 days following a change of control repurchase event or, at our option, prior to a change of control (as defined below), but in either case, after the public announcement of the change of control, we will mail, or shall cause to be mailed, a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event, offering to repurchase the applicable notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, disclosing that any note not tendered for repurchase will continue to accrue interest, and specifying the procedures for tendering notes. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the applicable notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the applicable notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of any notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

(i)	accept for payment all applicable notes or portions of notes properly tendered pursuant to our offer;

(ii)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all applicable notes or portions of notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the applicable notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly distribute to each holder of applicable notes properly tendered the purchase price for such notes deposited with them by us, we will execute, and the authenticating agent will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any applicable notes surrendered provided that each new note will be in a principal amount of an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all applicable notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date (as defined in the Indenture) an event of default under the Indenture, other than a default in the payment of the purchase price upon a change of control repurchase event.

The definition of change of control (as well as the covenant regarding our ability to enter into consolidations, mergers and sales of assets) includes the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets (in the case of such definition of change of control, taken as a whole with our subsidiaries). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of the properties or assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of the applicable holders, the following definitions are applicable:

“below investment grade ratings event” means that on any day commencing 60 days prior to the first public announcement by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which period will be extended following consummation of a change of control for up to an additional 60 days for so long as either of the rating agencies has publicly announced that it is considering a possible ratings change), the notes are downgraded to a rating that is below investment grade (as defined below) by each of the rating agencies (regardless of whether the rating prior to such downgrade was investment grade or below investment grade).

“change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock (as defined below) or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as defined in the Indenture) (other than us or one of our subsidiaries); or (3) the first day on which a majority of the members of our Board of Directors is composed of members who are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“change of control repurchase event” means the occurrence of both a change of control and a below investment grade ratings event.

“continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were initially issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (and certified by a resolution of our Board of Directors) as a replacement agency for the agency that ceased such rating or failed to make it publicly available.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control repurchase event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

We may not have sufficient funds to repurchase all the notes upon a change of control repurchase event.

Securities Filings

Notwithstanding that we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or are otherwise required to report on an annual and quarterly basis on forms provided for in those annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, so long as the notes are outstanding (unless defeased in a legal defeasance), the Company will (a) file with the SEC (unless the SEC will not accept such filing), and (b) make available to the Trustee and, upon written request, the registered holders of the notes, without cost to any holder, from the date that the notes are issued:

(1)	within the time periods specified by the Exchange Act (including all applicable extension periods), an annual report on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); and

(2)	within the time periods specified by the Exchange Act (including all applicable extension periods), a quarterly report on Form 10-Q (or any successor or comparable form).

In the event that we are not permitted to file those reports with the SEC pursuant to the Exchange Act, we will nevertheless make available such Exchange Act reports to the Trustee and the holders of the notes as if we were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified by the Exchange Act (including all applicable extension periods), which requirement may be satisfied by posting those reports on our website within the time periods specified above.

Notwithstanding the foregoing, the availability of the reports referred to in paragraphs (1) and (2) above on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (or any successor system, including the SEC’s Interactive Data Electronic Application system) and our website within the time periods specified above will be deemed to satisfy the above delivery obligation.

Covenants

The notes are subject to the restrictive covenants described under the section entitled “Description of Debt Securities—Covenants” in the accompanying prospectus.

Consolidation, Merger and Sale of Assets

The notes are subject to some limitations on our ability to enter into some consolidations, mergers or transfers of substantially all of our assets as described under the section entitled “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus.

Events of Default

The notes are subject to the events of default described under the section entitled “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Modification and Waiver

The notes are subject to provisions allowing, under some conditions, the modification or amendment of the Indenture or waiving our compliance with some provisions of the Indenture, as described under the section entitled “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus.

Defeasance and Discharge Provisions

The notes are subject to defeasance and discharge of debt or to defeasance of some restrictive and other covenants as described under the section entitled “Description of Debt Securities—Defeasance” in the accompanying prospectus. We may also defease our obligation to repurchase all of the notes upon a change of control repurchase event under the circumstances described under the section “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Book-Entry System

One or more global securities deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”), will represent the notes. The global securities representing the notes will be registered in the name of a nominee of DTC. Except under the circumstances described in the accompanying prospectus under “Description of Debt Securities—Global Securities,” we will not issue the notes in definitive form.

You can find a more detailed description of DTC’s procedures for the global securities in the accompanying prospectus under “Description of Debt Securities—Global Securities.” DTC has confirmed to us and the underwriters and the Trustee that it intends to follow these procedures for debt securities.

Holders may elect to hold interests in the notes in global form through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositories, which in turn will hold such interests in customers’ securities accounts in the depositories’ names on the books of DTC. Citibank, N.A. will act as depository for Clearstream, Luxembourg and for the Euroclear System (in such capacities, the “U.S. Depositories”).

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depository. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depository, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depository for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depository for the Euroclear System.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC. The information in this section concerning DTC, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositories.

Because of the time zone differences, credits of notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the notes settled during the processing will be reported to the relevant Euroclear Participant or Clearstream Participant on that business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sale of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following the settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes by U.S. and Non-U.S. Holders (each as defined below).

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued under the Code, judicial authority and administrative rulings and practice (all as in effect as of the date hereof), all of which are subject to change and differing interpretations. Any such change or differing interpretation may be applied retroactively and may adversely affect the U.S. federal income tax consequences described in this prospectus supplement. This summary only addresses investors that purchase the notes pursuant to this prospectus supplement at the price set forth on the cover page and will hold their notes as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the U.S. federal income tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, banks and other financial institutions, tax-exempt entities, partnerships or other pass-through entities (and persons holding the notes through a partnership or other pass-through entity), retirement plans, regulated investment companies, securities dealers, traders in securities who elect to apply a mark-to-market method of accounting, persons holding the notes as part of a “straddle,” “constructive sale,” or a “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” persons subject to the alternative minimum tax, U.S. Holders (as defined below) who hold notes through non-U.S. brokers or other non-U.S. intermediaries, or U.S. Holders whose functional currency for tax purposes is not the U.S. dollar).

This summary also does not discuss any tax consequences arising under the laws of any state, local or foreign tax jurisdiction or any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws.

We do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. The term “holder” as used in this section refers to a beneficial holder of the notes and not the record holder.

Persons considering the purchase of the notes, including any persons who would be Non-U.S. Holders, should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of the notes arising under any other U.S. federal tax laws or the laws of any state, local or foreign taxing jurisdiction.

For purposes of this discussion, a U.S. Holder means a holder of notes that, for U.S. federal income tax purposes, is

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 20, 1996 and were treated as domestic trusts before that date.

For purposes of this discussion, the term Non-U.S. Holder means a holder of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Persons who are partners in a partnership considering investing in notes should consult their own tax advisors.

Effect of Certain Contingencies

In certain circumstances, we may be obligated to pay amounts in excess of the stated interest and principal on the notes (e.g., as described under “Description of the Notes—Change of Control Repurchase Event”). These potential payments may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments.” According to the applicable U.S. Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, based on all the facts and circumstances as of the date of issuance, there is only a remote likelihood that any of such contingencies will occur, or if such contingencies, in the aggregate, are considered incidental. Although the matter is not free from doubt, we intend to take the position that the foregoing contingencies are, in the aggregate, remote and/or incidental, and we do not intend to treat the notes as contingent payment debt instruments. Our position that such contingencies are remote and/or incidental is binding on a holder subject to U.S. federal income taxation unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. Our position is not, however, binding on the IRS and if the IRS were to successfully challenge this position, a holder subject to U.S. federal income taxation might be required to accrue ordinary interest income on the notes in an amount greater than, and with timing different from the timing described herein with respect to, the stated interest on the notes and to treat as ordinary interest income (rather than capital gain) any gain recognized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders should consult their own tax advisors regarding the tax considerations relating to contingent payment debt instruments.

U.S. Federal Income Tax Consequences to U.S. Holders

Taxation of Interest

Interest on the notes will be taxable to a U.S. Holder as ordinary interest income. A U.S. Holder must report this income either when it accrues or is received, depending on the holder’s regular method of accounting for U.S. federal income tax purposes.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as interest income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to the U.S. Holder. Any gain or loss recognized on the sale, exchange, retirement, redemption or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement, redemption or other taxable disposition, the U.S. Holder has held the note for more than one year. The ability to deduct capital losses is subject to limitation under U.S. federal income tax laws. Long-term capital gain recognized by a non-corporate U.S. Holder is generally taxed at preferential rates.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The following is a general discussion of U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes by a holder that is a “Non-U.S. Holder.”

Taxation of Interest

A Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax in respect of interest income on the notes if each of the following requirements is satisfied:

•	The interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

•

The Non-U.S. Holder provides the applicable withholding agent with an appropriately completed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) together with all appropriate attachments, identifying the Non- U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person. If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is generally satisfied if (i) the Non-U.S. Holder provides such a form to the organization or institution, and (ii) the organization or institution certifies to us that it has received such a form from the Non-U.S. Holder or another intermediary and furnishes the applicable withholding agent with a copy. In addition, Non-U.S. Holders that are entities rather than individuals must satisfy certain special certification requirements.

•

The Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder.

•

The Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us through sufficient stock ownership (as provided in the Code), nor a bank (within the meaning of the Code) receiving interest on a loan entered into in the ordinary course of its business.

If these conditions are not met, a 30% withholding tax will apply to interest income on the notes, unless (i) an applicable income tax treaty reduces or eliminates such tax and a Non-U.S. Holder claiming the benefit of that treaty provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8 BEN-E (or other applicable form) or (ii) the interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and the Non-U.S. Holder provides the applicable withholding agent with an appropriate statement to that effect on an IRS Form W-8ECI (or other applicable form). In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to its effectively connected income on a net income basis in the same manner as U.S. Holders, as described above, unless an applicable tax treaty provides otherwise. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a “branch profits” tax on their effectively connected earnings and profits (subject to adjustments) at a 30% rate (or lower applicable treaty rate). Non-U.S. Holders should consult their own tax advisors regarding the application of U.S. federal income tax laws to their particular situations.

Treatment of Dispositions of Notes

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a note unless:

•

such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement, redemption or other taxable disposition and certain other conditions are met, in which case such gain (net of certain U.S. source capital losses) would be subject to a 30% tax unless an applicable tax treaty provides for a lower tax rate, or

•

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, in which case the Non-U.S. Holder will generally be subject to U.S. federal income tax on such gain on a net income basis in the same manner as U.S. Holders, as described above, unless an applicable tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a “branch profits” tax on their effectively connected earnings and profits (subject to adjustments) at a 30% rate (or lower applicable treaty rate).

Foreign Accounts Tax Compliance Act (“FATCA”)

Under the provisions of the Code referred to as FATCA, additional U.S. federal withholding tax may apply to certain types of payments made to “foreign financial institutions,” as specially defined under such rules, and certain other non-U.S. entities (including in circumstances where the foreign financial institution or other non-U.S. entity is acting as an intermediary). The legislation imposes a 30% withholding tax on interest on, or, after December 31, 2018, gross proceeds from the sale or other disposition (including a retirement or redemption) of, notes paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to provide certain information regarding such institution’s account holders and owners of its equity or debt (and, in certain cases, to withhold on certain payments made to such persons) or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, complies with the requirements of such agreement. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. The legislation applies to payments of interest on the notes and, after December 31, 2018, to gross proceeds from the sale or other disposition of notes. Prospective investors should consult their own tax advisors regarding this legislation.

U.S. Information Reporting Requirements and Backup Withholding Tax Applicable to U.S. Holders and Non-U.S. Holders

Information reporting requirements generally will apply to payments to a U.S. Holder of interest on, and proceeds received from the sale, exchange, retirement, redemption or other taxable disposition of, a note, unless the holder is an exempt recipient, such as a corporation. In addition, backup withholding at the rate of 24% may apply to such payments or proceeds if a U.S. Holder that is not an exempt recipient fails to furnish the applicable withholding agent with a correct taxpayer identification number or other required certification, has been notified by the IRS that it is subject to backup withholding for previously failing to report interest or dividends required to be shown on the holder’s federal income tax returns, or otherwise fails to comply with applicable requirements of the backup withholding rules. A U.S. Holder that fails to provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to interest payments on the notes if such holder certifies that it is not a U.S. person. However, information reporting may still apply with respect to such payments.

A Non-U.S. Holder may be subject to backup withholding and related information reporting with respect to the proceeds of a sale, exchange, retirement, redemption or other taxable disposition of a note made within the United States or conducted through certain United States financial intermediaries unless such holder certifies that it is not a U.S. person or such holder otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

UNDERWRITING

Goldman Sachs & Co. LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are acting as the representatives (the “representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Floating Rate Notes
Goldman Sachs & Co. LLC	$105,000,000
U.S. Bancorp Investments, Inc.	105,000,000
Wells Fargo Securities, LLC	105,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	55,000,000
Regions Securities LLC	55,000,000
SunTrust Robinson Humphrey, Inc.	55,000,000
The Williams Capital Group, L.P.	7,500,000
FTN Financial Securities Corp.	6,250,000
Synovus Securities Inc.	6,250,000

Total	$500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.24% of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $1.5 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for such notes will develop or continue. If an active public trading market for such notes does not develop, the market price and liquidity of such notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect delivery of the notes will be made against payment therefor on or about February 23, 2018, which is the third business day following the date of pricing of the notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or on any subsequent date that is prior to the second trading day preceding the date on which we deliver the notes to the underwriters for the offering will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives or any other underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters or their affiliates are agents and/or lenders under our revolving credit facility, and an affiliate of Regions Securities LLC is the trustee, authenticating agent, paying agent, registrar and transfer agent under the Indenture. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

A member of the Vulcan board of directors is Chairman, President and Chief Executive Officer of Regions Financial Corporation, the parent company of Regions Securities LLC. In addition, two other members of the Vulcan board of directors serve on the board of directors of Regions Financial Corporation.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2) (a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY

REFERENCE OF CERTAIN DOCUMENTS

Vulcan files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC permits us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will update and supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities by means of this prospectus supplement is terminated.

These documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement or the accompanying prospectus.

Annual Report on Form 10-K	Fiscal year ended December 31, 2016 filed on February 24, 2017

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2017 filed on May 10, 2017 Quarter ended June 30, 2017 filed on August 4, 2017 Quarter ended September 30, 2017 filed on November 3, 2017

Current Reports on Form 8-K	Current Reports on Form 8-K filed on February 13, 2017, March 14, 2017, May 17, 2017, May 25, 2017, June 12, 2017, June 15, 2017, August 28, 2017, September 29, 2017, October 16, 2017, December 8, 2017, December 18, 2017, December 21, 2017, December 22, 2017 (2), December 28, 2017 and December 29, 2017

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any past or future filings, unless specifically stated otherwise.

If you request a copy of any or all of the documents incorporated by reference orally or in writing, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Jerry F. Perkins Jr., Secretary, Telephone: (205) 298-3000.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Vulcan’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF SECURITIES

The validity of the notes will be passed upon for us by Womble Bond Dickinson (US) LLP, Winston-Salem, North Carolina, and for the underwriters by Cahill Gordon & Reindel LLP, New York, New York, which will rely with respect to matters of New Jersey law on Womble Bond Dickinson (US) LLP.

PROSPECTUS

VULCAN MATERIALS COMPANY

Debt Securities

Common Stock

Preference Stock

Depository Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

Vulcan Materials Company may, from time to time, in one or more offerings, offer and sell debt securities, common stock, preference stock, depository shares, warrants, stock purchase contracts and stock purchase units to the public. We will provide specific terms of any offering and the offered securities in supplements to this prospectus. You should read this prospectus and each applicable prospectus supplement, together with the documents incorporated by reference herein and therein, carefully before you invest.

This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

You should carefully read and evaluate the risk factors included in the documents we incorporate by reference in this prospectus, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and in our periodic reports as well as the other information that we file with the Securities and Exchange Commission (the “SEC”). See “Risk Factors” on page 2.

We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of the offering. We may offer and sell these securities to or through agents, underwriters, dealers or directly to purchasers. The names of any underwriters and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our common stock is listed on the New York Stock Exchange under the symbol “VMC.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

The date of this prospectus is March 16, 2015.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf process, we may from time to time offer and/or sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities, common stock, preference stock, depository shares, warrants, stock purchase contracts and stock purchase units we may offer. Each time we sell any such securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and the applicable prospectus supplement and the exhibits filed with our registration statement together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference of Certain Documents.”

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell or soliciting an offer to purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information included or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we have indicated otherwise, references in this prospectus to “Vulcan,” “we,” “us” and “our” or similar terms are to Vulcan Materials Company and its consolidated subsidiaries.

THE COMPANY

Vulcan Materials Company, a New Jersey corporation, is the nation’s largest producer of construction aggregates (primarily crushed stone, sand, and gravel) and a major producer of asphalt mix and ready-mixed concrete. We operated 335 aggregates facilities during the year ended December 31, 2014.

Our common stock is listed on the New York Stock Exchange under the symbol “VMC.” Additional information about Vulcan Materials Company and its subsidiaries can be found in our documents filed with the SEC, which are incorporated herein by reference. See “Where You Can Find More Information and Incorporation by Reference of Certain Documents” in this prospectus.

Our principal executive office is located at 1200 Urban Center Drive, Birmingham, Alabama 35242 and our telephone number is (205) 298-3000.

RISK FACTORS

Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in Vulcan’s most recent Annual Report on Form 10-K, as the same may be updated from time to time, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference herein or therein, including filings made with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows. Please also refer to the section below entitled “Information Regarding Forward-Looking Statements.”

WHERE YOU CAN FIND MORE INFORMATION AND

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

Vulcan files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC permits us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until the offering of the securities by means of this prospectus is terminated.

These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

Vulcan Materials Company (File No. 001-33841) (formerly Virginia Holdco, Inc.)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2014
Current Reports on Form 8-K	Current Report on Form 8-K filed on February 17, 2015, February 18, 2015, March 10, 2015, and March 13, 2015.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any past or future filings, unless specifically stated otherwise.

If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Jerry F. Perkins, Jr., Secretary, Telephone: (205) 298-3000.

If you find inconsistencies between the documents, or between the documents and this prospectus or the applicable prospectus supplement, you should rely on the most recent document or prospectus supplement.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings, or levels of capital expenditures. These statements reflect our intent, belief or current expectations. Statements to the effect that we or our management “anticipate,” “believe,” “estimate,” “expect,” “plan,” “predict,” “intend,” or “project” a particular result or course of events or “target” “objective,” or “goal,” or that a result or event “should” occur, and other similar expressions, identify these forward-looking statements. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports we periodically file with the SEC. These risks, uncertainties, and assumptions may cause our actual results or performance to be materially different from those expressed or implied by the forward-looking statements. We caution prospective investors that forward- looking statements are not guarantees of future performance and that actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statement for any reason, whether as a result of new information, future events or otherwise.

In addition to the risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein, the following risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	general economic and business conditions;

•	the timing and amount of federal, state and local funding for infrastructure;

•	changes in our effective tax rate that can adversely impact results;

•

the increasing reliance on information technology infrastructure for our ticketing, procurement, financial statements and other processes can adversely affect operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber attacks;

•	the impact of the state of the global economy on our business and financial condition and access to capital markets;

•	changes in the level of spending for residential and private nonresidential construction;

•	the highly competitive nature of the construction materials industry;

•	the impact of future regulatory or legislative actions;

•	the outcome of pending legal proceedings;

•	pricing of our products;

•	weather and other natural phenomena;

•	energy costs;

•	costs of hydrocarbon-based raw materials;

•	healthcare costs;

•	the amount of long-term debt and interest expense we incur;

•	changes in interest rates;

•	the impact of our below investment grade debt rating on our cost of capital;

•	volatility in pension plan asset values and liabilities which may require cash contributions to our pension plans;

•	the impact of environmental clean-up costs and other liabilities relating to previously divested businesses;

•	our ability to secure and permit aggregates reserves in strategically located areas;

•	our ability to successfully implement our new divisional structure and changes in our management team;

•	our ability to manage and successfully integrate acquisitions;

•	the potential of goodwill or long-lived asset impairment;

•	the potential impact of future legislation or regulations relating to climate change, greenhouse gas emissions or the definition of minerals;

•

the risks set forth in “Risk Factors” beginning on page 2 of this prospectus and Item 3 “Legal Proceedings,” Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 12 “Commitments and Contingencies” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein; and

•	assumptions, risks and uncertainties detailed from time to time in our filings made with the SEC.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is set forth below for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding (1) earnings from continuing operations before income taxes; (2) fixed charges; (3) capitalized interest credits; (4) amortization of capitalized interest; and (5) distributed income of equity investees. Fixed charges consist of: (1) interest expense before capitalization credits; (2) amortization of financing costs; and (3) one-third of rental expense.

Year Ended December 31,
2010	2011	2012	2013	2014
0.1x(1)	0.4x(1)	0.5x(1)	1.0x(1)	2.1x

(1)	Earnings were insufficient to cover fixed charges by approximately $192.4 million for the year ended December 31, 2010, $153.0 million for the year ended December 31, 2011, $119.7 million for the year ended December 31, 2012, and $1,384,000 for the year ended December 31, 2013.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate to our general funds, which we will use for repaying outstanding borrowings under our revolving credit agreement, financing any increase in working capital, acquisitions, general corporate purposes and any other purpose specified in a prospectus supplement. We may conduct concurrent or additional financings at any time.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities which may be issued from time to time by us under this prospectus. The particular terms relating to each debt security will be set forth in a prospectus supplement. References in this “Description of Debt Securities” to “Vulcan,” “we,” “us” and “our” or similar terms refer solely to Vulcan Materials Company and not to any of our subsidiaries.

General

We may issue from time to time one or more series of debt securities under an indenture (the “Indenture”) between us and Regions Bank, an Alabama banking corporation (as successor to Wilmington Trust Company), as trustee (the “Trustee”). The Indenture will not limit the amount of debt securities that we may issue. The Trustee will act as authenticating agent, paying agent, registrar and transfer agent for the debt securities.

The debt securities will be our direct, unsecured obligations. The debt securities will either rank as senior debt or subordinated debt, and may be issued either separately or together with, or upon the conversion of, or in exchange for, other securities. We currently conduct substantially all of our operations through subsidiaries, and the holders of our debt securities (whether senior or subordinated) will be effectively subordinated to the creditors of our subsidiaries. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our debt securities.

The following description is only a summary of the material provisions of the Indenture for the debt securities and is qualified by reference to the Indenture, which is filed as an exhibit to the registration statement of which this prospectus is a part. The terms of any indenture that we may enter into may differ from the terms we describe below. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the debt securities. The summary below of the general terms of the debt securities will be supplemented by the more specific terms in the prospectus supplement for a particular series of debt securities. In some instances, certain of the precise terms of the debt securities you are offered may be described in a further prospectus supplement, known as a pricing supplement.

Terms Applicable to Debt Securities

The prospectus supplement, including any separate pricing supplement, for a particular series of debt securities will specify the following terms of that series of debt securities:

•	the designation, the aggregate principal amount and the authorized denominations, if other than $1,000 and integral multiples of $1,000;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature;

•	the currency, currencies or currency units in which payments on the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;

•

the date or dates from which the interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

•	the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;

•	any sinking fund obligation with respect to the debt securities;

•	any terms pursuant to which the debt securities may be convertible or exchangeable into equity or other securities;

•

whether such debt securities will be senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of “senior indebtedness”;

•	any special United States federal income tax consequences;

•	any addition to or change in the events of default described in this prospectus or the Indenture;

•	any addition to or change in the covenants described in this prospectus or the Indenture;

•	whether the debt securities will be issued in the form of one or more permanent global debt securities;

•	the exchanges, if any, on which the debt securities may be listed; and

•	any other material terms of the debt securities consistent with the provisions of the Indenture.

Unless otherwise specified in the prospectus supplement, we will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months.

Original Issue Discount Securities

Some of the debt securities may be issued as “original issue discount securities” to be sold at a discount below their stated principal amount in excess of a certain de minimus amount. Original issue discount securities may include “zero coupon” securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable prospectus supplement. Conditions pursuant to which payment of the principal of the debt securities may be accelerated will be set forth in the prospectus supplement relating to those debt securities. The prospectus supplement relating to a particular series of discounted debt securities will describe any material U.S. federal income tax consequences and other special consequences applicable to those discounted debt securities.

Reopening of Issue

We may, from time to time, reopen an issue of debt securities and issue additional debt securities with the same terms (including issue date, maturity and interest rate) as the debt securities of that series issued on an earlier date. (Section 303) After such additional debt securities are issued, they will be fungible with the debt securities of that series issued on the earlier date.

Ranking

The senior debt securities will be unsecured and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. Any subordinated debt securities will be obligations of ours and will be subordinated in right of payment to both our existing and any future senior indebtedness. The prospectus supplement relating to those debt securities will describe the subordination provisions and set forth the definition of “senior indebtedness” applicable to those subordinated debt securities and the approximate amount of senior indebtedness outstanding as of a then recent date.

Redemption and Repurchase

Debt securities of any series may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preference stock, or other debt securities will be set forth in the applicable prospectus supplement. Such terms of conversion or exchange may be either mandatory, at the option of the holders, or at our option.

Covenants

Unless the applicable prospectus supplement specifies otherwise, the debt securities will be subject to certain restrictive covenants described below. Any additional restrictive covenants applicable to a particular series of debt securities that we offer will be described in the applicable prospectus supplement.

Restrictions on Secured Debt

In the Indenture, we covenant that we will not, and each of our restricted subsidiaries (as defined below) will not, incur, issue, assume or guarantee any debt (as defined in the Indenture) secured by a pledge, mortgage or other lien (1) on a principal property (as defined below) owned or leased by us or any restricted subsidiary or (2) on any shares of stock or debt of any restricted subsidiary, unless we secure the debt securities equally and ratably with or prior to the debt secured by the lien. If we secure the debt securities in this manner, we have the option of securing any of our other debt or obligations, or those of any subsidiary, equally and ratably with the debt securities, as long as the other debt or obligations are not subordinate to the debt securities. This covenant has significant exceptions; it does not apply to the following liens:

•

liens on the property, shares of stock or debt of any person (as defined in the Indenture) existing at the time the person becomes our restricted subsidiary or, with respect to a particular series of debt securities, liens existing as of the time such debt securities are first issued;

•	liens in favor of us or any of our restricted subsidiaries;

•	liens in favor of U.S. governmental bodies to secure progress, advance or other payments required under any contract or provision of any statute or regulation;

•	liens on property, shares of stock or debt, either:

•	existing at the time we acquire the property, stock or debt, including acquisition through merger or consolidation;

•	securing all or part of the cost of acquiring the property, stock or debt or construction on or improvement of the property; or

•

securing debt to finance the purchase price of the property, stock or debt or the cost of acquiring, constructing on or improving of the property that were incurred prior to or at the time of or within one year after the acquisition of the property, stock or debt or complete construction on or improvement of the property and commence full operation thereof;

•	liens securing all of the debt securities; and

•

any extension, renewal or replacement of the liens described above if the extension, renewal or replacement is limited to the same property, shares or debt that secured the lien that was extended, renewed or replaced (plus improvements on such property), except that if the debt secured by a lien is increased as a result of such extension, renewal or replacement, we will be required to include the increase when we compute the amount of debt that is subject to this covenant. (Section 1006)

In addition, this covenant restricting secured debt does not apply to any debt that either we or any of our restricted subsidiaries issue, assume or guarantee if the total principal amount of the debt, when added to (1) all of the other outstanding debt that this covenant would otherwise restrict, and (2) the total amount of remaining rent, discounted by 11% per year, that we or any restricted subsidiary owes under any lease arising out of a sale and leaseback transaction, is less than or equal to 15% of our consolidated net tangible assets. (Section 1006) When we talk about consolidated net tangible assets, we mean, in general, the aggregate amount of the assets of us and our consolidated subsidiaries after deducting (a) all current liabilities (excluding any thereof constituting funded debt, as defined in the Indenture, by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and similar intangible assets, all as set forth in our most recent consolidated balance sheet. (Section 101)

When we talk about a restricted subsidiary, we mean, in general, a corporation (as defined in the Indenture) more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries, or us and one or more of our other subsidiaries, and has substantially all its assets located in, or carries on substantially all of its business in, the United States of America; provided, however, that the term shall not include any entity which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing our operations outside the United States of America. (Section 101)

When we talk about a principal property, we mean, in general, any building, structure or other facility that we or any restricted subsidiary leases or owns, together with the land on which the facility is built and fixtures comprising a part thereof, which is located in the United States, used primarily for manufacturing or processing and which has a gross book value in excess of 3% of our consolidated net tangible assets, other than property financed pursuant to certain exempt facility sections of the Internal Revenue Code or which in the opinion of our board of directors, is not of material importance to the total business. (Section 101)

Limitation on Sale and Leasebacks

We have agreed that neither we nor any of our restricted subsidiaries will enter into a sale and leaseback transaction (as defined in the Indenture) related to a principal property which would take effect more than one year after the acquisition, construction, improvement and commencement of full operation of the property, except for temporary leases for a term of not more than three years (or which we or such restricted subsidiary may terminate within three years) and except for leases between us and a restricted subsidiary or between our restricted subsidiaries, unless one of the following applies:

•

we or our restricted subsidiary could have incurred debt secured by a lien on the principal property to be leased back in an amount equal to the remaining rent, discounted by 11% per year, for that sale and leaseback transaction, without being required to equally and ratably secure the debt securities as required by the “Restrictions on Secured Debt” covenant described above, or

•

within one year after the sale or transfer, we or a restricted subsidiary apply to (1) the purchase, construction or improvement of other property used or useful in the business of, or other capital expenditure by, us or any of our restricted subsidiaries or (2) the retirement of long-term debt, which is debt with a maturity of a year or more, or the prepayment of any capital lease obligation of the Company or any restricted subsidiary an amount of cash at least equal to (a) the net proceeds of the sale of the principal property sold and leased back under the sale and leaseback arrangement, or (b) the fair market value of the principal property sold and leased back under the arrangement, whichever is greater, provided that the amount to be applied or prepaid shall be reduced by (x) the principal amount of any debt securities delivered within one year after such sale to the Trustee for retirement and cancellation, and (y) the principal amount of our long-term debt (as defined in the Indenture), other than debt securities, voluntarily retired by us or any restricted subsidiary within one year after such sale, or

•	as to any particular series of debt securities, sale and leaseback transactions existing on the date the debt securities of that particular series are first issued. (Section 1007)

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any corporation (as defined in the Indenture), or convey, transfer or lease our properties and assets substantially as an entirety to any corporation, and may not permit any corporation to consolidate or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

(i) the remaining or acquiring entity is a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes our obligations on the debt securities and under the Indenture;

(ii) immediately after giving effect to the transaction, no event of default (as defined in the Indenture), and no event which, after notice or lapse of time or both, would become an event of default, would occur and continue;

(iii) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, our properties or assets would become subject to a mortgage, pledge, lien security interest or other encumbrance which would not be permitted by the Indenture, we or the successor corporation shall take such steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

(iv) we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with Article Eight of the Indenture and that all conditions precedent provided therein relating to such transaction have been complied with. (Section 801)

This covenant shall not apply to sale, assignment, transfer, conveyance or other disposition of assets between or among us and any restricted subsidiary.

SEC Reports

We shall file with the Trustee and the SEC and transmit to holders such information, documents and other reports and such summaries thereof as may be required pursuant to the Trust Indenture Act of 1939 as provided pursuant to such act, provided that any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is actually filed with the SEC. (Section 704)

Events of Default

Each of the following will constitute an event of default under the Indenture with respect to debt securities of any series:

(i) failure to pay any interest on any debt securities of that series when due and payable, continued for 30 days;

(ii) failure to pay principal of or any premium on any debt security of that series when due;

(iii) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(iv) failure to perform, or breach of, any other covenant or warranty of ours in the Indenture with respect to debt securities of that series (other than a covenant or warranty included in the Indenture solely for the benefit of a particular series other than that series), continued for 90 days after written notice has been given to us by the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the Indenture;

(v) certain events involving bankruptcy, insolvency or reorganization; and

(vi) any other event of default in respect of the debt securities of that series. (Section 501)

If an event of default with respect to the debt securities of any series at the time outstanding occurs and continues, either the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately by giving notice as provided in the Indenture. After the acceleration of a series, but before a judgment or decree based on acceleration is rendered, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502)

If an event of default occurs and is continuing, generally the Trustee will be under no obligation to exercise any of its rights under the Indenture at the request of any of the holders, unless those holders offer to the Trustee indemnity satisfactory to it. (Section 603) If the Trustee is offered indemnity satisfactory to it under the Indenture, the holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct (provided such direction shall not conflict with any rule of law or the Indenture) the time, method and place of:

•	conducting any proceeding for any remedy available to the Trustee; or

•	exercising any trust or power conferred on the Trustee with respect to the debt securities of that series. (Section 512)

No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee or for any other remedy under the Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default with respect to the debt securities of that series;

•

the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the relevant series have made written request, and the holder or holders have offered reasonable indemnity, to the Trustee to institute the proceeding; and

•

the Trustee has failed to institute a proceeding, and has not received from the holders of a majority of the aggregate principal amount of the outstanding debt securities of the relevant series a direction inconsistent with the request, within 60 days after the notice, request and offer. (Section 507)

However, the limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on any debt security on or after the applicable due date specified in the debt security. (Section 508)

We will furnish annually a statement to the Trustee by certain of its officers as to whether or not we, to the best of their knowledge, are in default in the performance or observance of any of the terms, provisions, conditions or covenants of the Indenture and, if so, specifying all known defaults and the nature and status of such defaults. (Section 1004)

If a default of which a responsible officer of the Trustee has actual knowledge occurs with respect to the debt securities, the Trustee shall give the holders of the debt securities notice of such default in accordance with the requirements of the Trust Indenture Act. However, in the case of certain events of default, the Indenture provides that no such notice shall be given to holders of the debt securities until at least 30 days after the occurrence of such events of default. (Section 602)

Modification and Waiver

Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of a majority of aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. No modification or amendment may, without the consent of the holder of each affected outstanding debt security:

(i) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

(ii) reduce the principal amount of, or any premium or interest on, any debt security;

(iii) reduce the amount of principal of an original issue discount security payable upon acceleration of maturity;

(iv) change the place or currency of payment of principal of, or any premium or interest on, any debt security;

(v) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

(vi) reduce the percentage of the principal amount of outstanding debt securities of any series that is required to consent to the modification or amendment of the Indenture;

(vii) reduce the percentage of the principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(viii) make certain modifications to the provisions of the Indenture with respect to modification and waiver. (Section 902)

The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of the affected series. (Sections 513 and 1008)

In determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of its principal that would be due and payable at that time if the debt security were accelerated to that date.

Certain debt securities, including those owned by us or any of our affiliates or for which payment or redemption money has been deposited or set aside in trust for the holders, will not be deemed to be outstanding. (Section 101)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders, and to be effective, that action must be taken by holders of the requisite principal amount of the debt securities within 90 days following the record date. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. (Sections 104, 502, 512 and 513)

Defeasance

The provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, may apply to the debt securities of any series or to any specified part of a series. (Section 1301)

Defeasance and Discharge. Section 1302 of the Indenture provides that we may be discharged from all of our obligations with respect to the debt securities (except for the rights of holders to receive payments of principal and any premium or interest solely from funds deposited in trust, and certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies, to hold moneys for payment in trust and to defease and discharge debt securities under Article Thirteen of the Indenture). To be discharged from those obligations, we must deposit in trust for the benefit of the holders of the debt securities money or government obligations, or both, which, through the payment of principal of and interest on the deposited money or government obligations, will provide enough money to pay the principal of and any premium and interest on the debt securities on the stated maturities and any sinking fund payments in accordance with the terms of the Indenture and the debt securities. We may only do this if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance and discharge were not to occur. (Sections 1302 and 1304)

Defeasance of Certain Covenants. Section 1303 of the Indenture provides that:

•

in certain circumstances, we may omit to comply with certain restrictive covenants, including those described under “Covenants — Restrictions on Secured Debt,” “Covenants — Limitation on Sale and Leasebacks,” “SEC Reports,” “Consolidation, Merger and Sale of Assets” and other covenants identified in any supplemental indenture; and

•

in those circumstances, the occurrence of certain events of default, which are described above in clause (iv) (with respect to the restrictive covenants) under “Events of Default,” will be deemed not to be or result in an event of default with respect to the debt securities.

We, to exercise this option, will be required to deposit, in trust for the benefit of the holders of the debt securities, money or government obligations, or both, which, through the payment of principal of and interest on the deposited money or government obligations, will provide enough money to pay the principal of and any premium and interest on the debt securities on the stated maturities in accordance with the terms of the Indenture and the debt securities. We will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. If we exercise this option with respect to any debt securities and those debt securities are accelerated because of the occurrence of any event of default, the amount of money and U.S. government obligations deposited in trust will be sufficient to pay amounts due on those debt securities at the time of their stated maturities but might not be sufficient to pay amounts due on those debt securities upon that acceleration. In that case, we will remain liable for the payments. (Sections 1303 and 1304)

Notices

Notices to holders of debt securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)

Title

We, the Trustee, the paying agent and any of their agents may treat the registered holder of a debt security as the absolute owner of the debt security for the purpose of making payment and for all other purposes. (Section 308)

Payment of Securities

We will duly and punctually pay the principal of and any premium or interest on the debt securities in accordance with the terms of the debt securities and the Indenture. (Section 1001)

Maintenance of Office or Agency

We will maintain an office or agency where the debt securities may be paid and notices and demands to or upon us in respect of the debt securities and the Indenture may be served and an office or agency where debt securities may be surrendered for registration of transfer or exchange. We will give prompt written notice to the trustee of the location, and any change in the location, of any such office or agency. If at any time we shall fail to maintain any required office or agency or shall fail to furnish the Trustee with the address of any required office or agency, all presentations, surrenders, notices and demands may be served at the office of the Trustee. (Section 1002)

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

Holders may, at their option, but subject to the terms of the Indenture and the limitations that apply to global securities, exchange their debt securities for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

Subject to the terms of the Indenture and the limitations that apply to global securities, holders may exchange debt securities as provided above or present for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by us. No service charge applies for any registration of transfer or exchange of debt securities, but the holder may have to pay any tax or other governmental charge associated with registration of transfer or exchange. The transfer or exchange will be made after the security registrar or the transfer agent is satisfied with the documents of title and the identity of the person making the request. We have appointed Regions Bank as security registrar and transfer agent. Any security registrar or transfer agent subsequently designated by us for any debt securities will be named in a prospectus supplement. We may at any time designate additional transfer agents or cancel the designation of any transfer agent or approve a change in the office through which any transfer agent acts. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 1002)

If the debt securities are to be partially redeemed, we will not be required to:

•	issue or register the transfer of or exchange any debt security during a period beginning 15 days before the day of mailing of a notice of redemption and ending on the day of the mailing; or

•	register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 305)

Authentication and Delivery

The debt securities shall be executed on behalf of Vulcan by our Chairman of the Board, Vice Chairman of the Board, President, or any Vice President and attested by our Secretary or any Assistant Secretary. The signatures of any of these officers on the debt securities may be manual or by facsimile. We may deliver the debt securities so executed by our proper officers to the Trustee for authentication, together with a company order for authentication and delivery of such debt securities, and the Trustee in accordance with such company order shall authenticate and deliver the debt securities, subject to certain exceptions stated in the Indenture. (Section 303)

Payment and Paying Agents

We will pay interest on a debt security on any interest payment date to the registered holder of the debt security as of the close of business on the regular record date for payment of interest. (Section 307)

We will pay the principal of and any premium and interest on the debt securities at the office of the paying agent or paying agents that we designate. Principal and interest payments on global securities registered in the name of DTC’s nominee (including the global securities representing the notes) will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities.

We have appointed Regions Bank as paying agent. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. Any paying agent subsequently designated by us for any debt securities will be named in a prospectus supplement. We must maintain a paying agent in each place of payment for the debt securities of a particular series. (Sections 1002 and 1003)

Concerning the Trustee and Agent

Regions Bank will initially act as trustee, authenticating agent, paying agent, registrar and transfer agent for the debt securities issued pursuant to this prospectus.

The trustee may resign or be removed at any time with respect to the debt securities of any series by any act of holders of a majority in principal amount of the outstanding securities of such series, and we may appoint a successor trustee to act for such series. (Section 610)

We will describe in the applicable prospectus supplement any other material business and other relationships (including additional trusteeships), other than the trusteeship under the Indenture and the agency under the paying agency agreement, between us and any of our affiliates, on the one hand, and each trustee and agent under the Indenture and the paying agency agreement, on the other hand.

Governing Law

The laws of the State of New York will govern the Indenture and each series of debt securities. (Section 112)

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depository identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depository for that global security and its nominees or their respective successors are permitted.

Unless otherwise provided in the applicable prospectus supplement, The Depository Trust Company, New York, New York, which we refer to in this prospectus as “DTC,” will act as depository for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

DTC has provided the following information to us. DTC is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	banking organization within the meaning of the New York Banking Law;

•	member of the U.S. Federal Reserve System;

•	clearing corporation within the meaning of the New York Uniform Commercial Code; and

•	clearing agency registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant’s accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority. Access to DTC’s book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Principal and interest payments on global securities registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities. We and the trustee will treat DTC’s nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee, the paying agent or us.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a registered clearing agency and, in either case, a successor depository is not appointed by us within 90 days;

•	we determine not to require all of the debt securities of a series to be represented by a global security and notify the applicable trustee of our decision; or

•	an event of default is continuing.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 480,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preference stock, without par value. The following summary is qualified in its entirety by the provisions of our certificate of incorporation and by-laws, which are incorporated by reference as an exhibit to the registration statement of which this prospectus constitutes a part.

Common Stock

This section describes the general terms of our common stock. For more detailed information, you should refer to our certificate of incorporation and bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preference stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preference stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock to be outstanding upon the completion of any common stock offering will be fully paid and non-assessable.

Our common stock is traded on the New York Stock Exchange under the trading symbol “VMC.” The transfer agent for the common stock is Computershare Shareowner Services, LLC.

Preference Stock

This section describes the general terms and provisions of our preference stock. The prospectus supplement for a series of preference stock will describe the specific terms of the shares of preference stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preference stock. We will file a copy of the amendment to our certificate of incorporation that contains the terms of each new series of preference stock with the SEC each time we issue a new series of preference stock. Each such amendment to our certificate of incorporation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable amendment to our certificate of incorporation before deciding to buy shares of our preference stock as described in the applicable prospectus supplement.

Our board of directors has been authorized to provide for the issuance of shares of our preference stock in multiple series without the approval of stockholders. With respect to each series of our preference stock, our board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the establishment of a sinking fund, if any, for the purchase or redemption of shares;

•	the amount payable to you for each share you own if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	any voting rights applicable to the series of preference stock;

•	the seniority or parity of the dividends or assets of the series with respect to other series of preference stock;

•	whether the holders will be entitled to any preemptive or preferential rights to purchase additional securities; and

•	any other rights, preferences or limitations of such series.

Your rights with respect to your shares of preference stock will be subordinate to the rights of our general creditors. Shares of our preference stock that we issue will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

Our ability to issue preference stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. In addition, we could impede a business combination by issuing a series of preference stock containing class voting rights that would enable the holders of such preference stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preference stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preference stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preference stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable New York Stock Exchange requirements.

Special Charter Provision

Our certificate of incorporation contains a “fair price” provision that applies to certain business combination transactions involving any person that beneficially owns at least 10% of the aggregate voting power of our outstanding capital stock (“Voting Stock”) or that is an affiliate of Vulcan that has been the beneficial owner of at least 10% of our Voting Stock at any time in the past two years, or any assignee of Voting Stock from such a person, each of these an “Interested Shareholder.” The “fair price” provision requires the affirmative vote of the holders of at least 80% of our Voting Stock to approve any such transaction.

This voting requirement will not apply to certain transactions, including:

•

any transaction in which the consideration to be received by the holders of each class of capital stock is equal to the highest of (1) the highest price per share paid by the Interested Shareholder on the date the person first became an Interested Shareholder; (2) the highest price per share the Interested Shareholder paid for a share of such class, which purchase was consummated in the past two years; (3) the fair market value per share of the same class on the day such transaction was announced; and (4) the fair market value per share of the same class on the day the person became an Interested Shareholder; or

•	any transaction that is approved by our continuing directors (as defined in our certificate of incorporation).

This provision could have the effect of delaying or preventing change in control in a transaction or series of transactions that did not satisfy the “fair price” criteria.

The provisions of our certificate of incorporation relating to the “fair price” provision may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock.

New Jersey Anti-Takeover Statute

New Jersey has adopted a type of anti-takeover statute known as a “business combination” statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless (i) the corporation’s board approved the combination prior to the shareholder becoming an interested stockholder or (ii) the corporation’s board approved the transaction or series of transactions which caused the person to become an interested stockholder prior to becoming an interested stockholder and any subsequent business combination with that interested stockholder is approved by independent members of the board and the holders of a majority of the voting stock not beneficially owned by the interested stockholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations such as Vulcan covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless the combination is approved by the board prior to the interested stockholder’s stock acquisition date, the combination receives the approval of two-thirds of the Voting Stock of the corporation not beneficially owned by the interested stockholder, or the combination meets minimum financial terms specified by the statute. An “interested stockholder” for this purpose is defined to include any beneficial owner of 10% or more of the voting power of the outstanding Voting Stock of the corporation or an affiliate or associate of the company who within the prior five-year period has at any time owned 10% or more of the voting power. The term “business combination” is defined broadly to include, among other things:

•

the merger or consolidation of the corporation with the interested stockholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested stockholder,

•

the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation’s assets or

•	the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.

DESCRIPTION OF DEPOSITORY SHARES

We may offer preference stock represented by depository shares and issue depository receipts evidencing the depository shares. Each depository share will represent a fraction of a share of preference stock. Shares of preference stock of each series represented by depository shares will be deposited under a separate deposit agreement among us, a bank or trust company acting as the “depository” and the holders of the depository receipts of that series. Subject to the terms of the applicable deposit agreement, each owner of a depository receipt will be entitled, in proportion to the fraction of a share of preference stock represented by the depository shares evidenced by the depository receipt, to all the rights and preferences of the preference stock represented by such depository shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following the issuance of the preference stock to the depository, we will cause the depository to issue depository receipts for the applicable series on our behalf.

If depository shares of a series are offered, the prospectus supplement for such depository shares will describe the terms of such depository shares, the applicable deposit agreement and any related depository receipts, including the following, where applicable:

•	the payment of dividends or other cash distributions to the holders of depository receipts when such dividends or other cash distributions are made with respect to the preference stock;

•	the voting by a holder of depository shares of the preference stock underlying such depository shares at any meeting called for such purpose;

•	if applicable, the redemption of depository shares upon our redemption of shares of preference stock held by the depository;

•	if applicable, the exchange of depository shares upon an exchange by us of shares of preference stock held by the depository for debt securities or common stock;

•	if applicable, the conversion of the shares of preference stock underlying the depository shares into shares of our common stock, other shares of our preference stock or our debt securities;

•	the terms upon which the deposit agreement may be amended and terminated;

•	a summary of the fees to be paid by us to the depository;

•	the terms upon which a depository may resign or be removed by us; and

•	any other terms of the depository shares, the deposit agreement and the depository receipts.

If a holder of depository receipts surrenders the depository receipts at the corporate trust office of the depository, unless the related depository shares have previously been called for redemption, converted or exchanged into other securities of Vulcan Materials Company, the holder will be entitled to receive at the corporate trust office the number of shares of preference stock and any money or other property represented by such depository shares. Holders of depository receipts will be entitled to receive whole and, to the extent provided by the applicable prospectus supplement, fractional shares of the preference stock on the basis of the proportion of preference stock represented by each depository share as specified in the applicable prospectus supplement. Holders of shares of preference stock received in exchange for depository shares will no longer be entitled to receive depository shares in exchange for shares of preference stock. If the holder delivers depository receipts evidencing a number of depository shares that is more than the number of depository shares representing the number of shares of preference stock to be withdrawn, the depository will issue the holder a new depository receipt evidencing such excess number of depository shares at the same time.

The description of depository shares in a prospectus supplement will not necessarily be complete, and reference will be made to the applicable deposit agreement, which will be filed with the SEC each time we issue depository shares.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preference stock, depository shares, common stock or other securities. Warrants may be issued independently or together with debt securities, preference stock, depository shares or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between our company and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of our company in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

If warrants of a series are offered, the applicable prospectus supplement will describe the terms of such warrants and the applicable warrant agreement, including the following, where applicable:

•

the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•

the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•

the number of shares and series of preference stock or depository shares purchasable upon the exercise of warrants to purchase preference stock or depository shares and the price at which such number of shares of such series of preference stock or depository shares may be purchased upon such exercise;

•

the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock, preference stock, depository shares, or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which we extend the expiration date, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the applicable prospectus supplement.

Prior to the exercise of any warrants to purchase debt securities, preference stock, depository shares, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preference stock, depository shares, common stock or other securities, as the case may be, purchasable upon exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the common stock, preference stock or depository shares purchasable upon such exercise, or to exercise any applicable right to vote associated with such common stock, preference stock or depository shares.

The description of warrants of a particular series in a prospectus supplement will not necessarily be complete, and reference will be made to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND

STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preference securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depository arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

TAXATION

Any material U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through agents, underwriters, dealers or directly to purchasers (which may include our affiliates and shareholders), in a rights offering, or through a combination of these methods. The prospectus supplement for particular securities will include the terms of the offering and the purchase price or initial public offering price of the securities.

•	Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

•

If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities. The underwriters will acquire the securities for their own account.

•

We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, the proceeds to be received from the sale of the securities and any exchanges on which the securities may be listed, in the applicable prospectus supplement.

•

Underwriters will be allowed to offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriters will use this prospectus in conjunction with the applicable prospectus supplement to sell our securities.

•

Unless otherwise stated in the applicable prospectus supplement, the underwriters’ obligation to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them.

•	The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or paid to dealers.

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The underwriters will be able to resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

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During and after an offering through underwriters, the underwriters will be allowed to purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.

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The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in the applicable prospectus supplement.

We may sell our securities in accordance with a redemption or repayment pursuant to their terms by one or more remarketing firms, acting as principals for their own accounts or as agents by us. We will identify any remarketing firm, the terms of its agreements, if any, with us, and its compensation in the applicable prospectus supplement.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

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If we use delayed delivery contracts, we will disclose that we are using them in our applicable prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the applicable prospectus supplement.

•	We will indicate in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

We may indemnify agents, underwriters, dealers and remarketing firms, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, as to matters governed by New Jersey law, Lowenstein Sandler LLP, and as to matters governed by New York law, Womble Carlyle Sandridge & Rice, LLP will issue an opinion for us on the validity of the securities offered hereby. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Vulcan’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Vulcan Materials Company

$500,000,000 Floating Rate Notes due 2021

PROSPECTUS SUPPLEMENT

February 20, 2018

Joint Book-Running Managers

Goldman Sachs & Co. LLC

US Bancorp

Wells Fargo Securities

BofA Merrill Lynch

Regions Securities LLC

SunTrust Robinson Humphrey

Co-Managers

FTN Financial Securities Corp.

Synovus Securities Inc.

The Williams Capital Group, L.P.